UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CROWN HOLDINGS, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Crown Holdings, Inc.

Hidden River Corporate Center Two

14025 Riveredge Drive, Suite 300

Tampa, Florida 33637

________________________

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

________________________

Date:	April 27, 2023
Time:	9:30 a.m. Eastern Time
Place:	The Westin Tampa Waterside
725 South Harbour Island Boulevard, Tampa, FL 33602
Agenda:	•	Election of Directors
	•	Ratification of appointment of independent auditors for the fiscal year ending December 31, 2023
	•	Advisory vote on a resolution to approve executive compensation for the Named Executive Officers as disclosed in this Proxy Statement
	•	Advisory vote on the frequency of future Say-On-Pay votes
	•	If properly presented, consideration of a Shareholder proposal seeking Shareholder ratification of termination pay
	•	Such other business as may properly come before the Annual Meeting

Only Shareholders of Common Stock of record as of the close of business on March 7, 2023, the record date for the Annual Meeting, will be entitled to vote.

By Order of the Board of Directors

ADAM J. DICKSTEIN
Corporate Secretary

Tampa, Florida

March 20, 2023

NOTE:	THE HEALTH AND WELL-BEING OF OUR EMPLOYEES AND SHAREHOLDERS IS OUR TOP PRIORITY. SHOULD WE DETECT A HEALTH RISK, WE MAY MODIFY THE ARRANGEMENTS FOR THE ANNUAL MEETING. IF WE TAKE THIS STEP, WE WILL ANNOUNCE ANY CHANGES IN ADVANCE IN A PRESS RELEASE AVAILABLE ON OUR WEBSITE AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AS ADDITIONAL PROXY MATERIALS. PLEASE GO TO WWW.CROWNCORK.COM/INVESTORS/GOVERNANCE/PROXY-ONLINE FOR FURTHER DETAILS.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on April 27, 2023:

The Proxy Statement and Proxy Card relating to the Annual Meeting of Shareholders and the Annual Report to Shareholders are available at

WWW.CROWNCORK.COM/INVESTORS/GOVERNANCE/PROXY-ONLINE

TABLE OF CONTENTS

2023 Proxy Statement Summary	1

Questions & Answers about the 2023 Annual Meeting	14

Proposal 1: Election of Directors	20

Director Compensation	25

Common Stock Ownership of Certain Beneficial Owners, Directors and Executive Officers	27

Corporate Governance	30

Compensation Discussion and Analysis	36
2022 Say-On-Pay Vote Results	36
At-Risk Compensation	37
Pay-for-Performance Alignment -
Performance-Based Compensation	38
Role of the Compensation Committee	38
Compensation Philosophy and Objectives	38
Committee Process	39
Role of Executive Officers in Compensation
Decisions	40
Executive Compensation Consultant	40
Use of Benchmarking	40
Peer Group Composition	40
Compensation Strategy for CEO	41
Compensation Strategy for NEOs other than the CEO	42
Components of Compensation	43
Base Salary	43
Annual Incentive Bonus	43
Long-Term Equity Incentives	46
Retirement Benefits	51
Perquisites	52
Severance	52
Tax Deductibility of Executive Compensation	52

Compensation Committee Report	53

Executive Compensation	54
Summary Compensation Table	54
Grants of Plan-Based Awards	56
Outstanding Equity Awards at Fiscal Year-End	58
Option Exercises and Stock Vested	60
Pension Benefits	61
Employment Agreements and Potential Payments upon Termination	62
Pay Ratio Disclosure	65
Pay Versus Performance Disclosure	65

Principal Accountant Fees and Services	72

Audit Committee Report	73

Proposal 2: Ratification of Appointment of Independent Auditors	74

Proposal 3: Advisory Vote to Approve Executive Compensation	75

Proposal 4: Advisory Vote on Frequency of Future Say-on-Pay Votes	76

Proposal 5: Consideration of Shareholder Proposal Seeking Shareholder Ratification of Termination Pay	77

Delinquent Section 16(a) Reports	81

Other Matters	81
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2023 PROXY STATEMENT SUMMARY

This is a summary only and does not contain all the information that you should consider. We urge you to carefully read the entire Proxy Statement before voting.

Crown Holdings, Inc. - 2023 Annual Meeting

Time and Date:	9:30 a.m. Eastern Time, April 27, 2023

Place:	The Westin Tampa Waterside
725 South Harbour Island Boulevard
Tampa, Florida 33602

Record Date:	March 7, 2023. Only Shareholders of record of the Company’s Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

2023 Annual Meeting Proposals

Agenda Item	Board Recommendation	Page
1. Election of Directors	FOR EACH DIRECTOR NOMINEE	20
2. Ratification of appointment of Independent Auditors	FOR	74
3. Advisory vote to approve executive compensation	FOR	75
4. Advisory vote on frequency of future Say-On-Pay votes	EVERY YEAR	76
5. Consideration of Shareholder proposal seeking Shareholder ratification of termination pay	AGAINST	77

How to Cast Your Vote

You can vote by any of the following methods:

Internet	Phone	Mail	In Person

www.proxypush.com/cck Deadline for voting online is 11:59 p.m. (ET) on April 26, 2023.	1-866-883-3382 Deadline for voting by phone is 11:59 p.m. (ET) on April 26, 2023.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Your proxy card must be received before the Annual Meeting.	For instructions on attending the Annual Meeting, please see “Questions and Answers about the 2023 Annual Meeting” on page 14.
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Proposal 1 - Election of Directors

There are thirteen nominees for election to the Board of Directors. All of the nominees currently serve on the Board. Eight of the Company’s independent Directors have joined the Board in the last five years as a result of a Board refreshment process where Director candidates were identified through Board, Shareholder and third-party search firm input. Our Board refreshment strategy has further strengthened and diversified the skills and experiences of the Board. On December 12, 2022, the Company entered into a Director Appointment and Nomination Agreement with Carl C. Icahn and the affiliated persons and entities listed therein (collectively, the “Icahn Group”), pursuant to which the Company agreed to (i) increase the size of the Board of Directors of the Company to 13 directors and (ii) appoint Andrew J. Teno and Jesse A. Lynn (collectively, the “Icahn Designees”) to the Board to fill the resulting vacancies, and include each of the Icahn Designees as part of the Company’s slate of nominees for election to the Board at the 2023 Annual Meeting of Shareholders. Each Director nominee is listed below, and you can find additional information about each nominee under Proposal 1: Election of Directors, beginning on page 20.

		Director		Committee Memberships
Name and Primary Occupation	Age	Since	Independent	A	C	E	NCG
Timothy J. Donahue Chairman, President and Chief Executive Officer of the Company	60	2015	No			✓
Richard H. Fearon Former Vice Chairman and Chief Financial and Planning Officer of Eaton Corporation	66	2019	Yes	✓			✓
Andrea J. Funk Executive Vice President and Chief Financial Officer of EnerSys	53	2017	Yes	✓	✓
Stephen J. Hagge Former President and Chief Executive Officer of AptarGroup	71	2019	Yes		Chair	✓	✓
Jesse A. Lynn General Counsel of Icahn Enterprises and Chief Operating Officer of Icahn Capital	52	2022	Yes				✓
James H. Miller Former Chairman and Chief Executive Officer of PPL Corporation	74	2010	Yes		✓	✓	Chair
Josef M. Müller Former Chairman and Chief Executive Officer of Nestlé in the Greater China Region	75	2011	Yes	✓	✓
B. Craig Owens Former Chief Financial Officer and Chief Administrative Officer of Campbell Soup Company	68	2019	Yes	Chair		✓
Angela M. Snyder Senior Executive Vice President/Chief Banking Officer of Fulton Bank	58	2022	Yes	✓
Caesar F. Sweitzer Former Senior Advisor and Managing Director of Citigroup Global Markets	72	2014	Yes	✓		✓	✓
Andrew J. Teno Portfolio Manager of Icahn Capital	37	2022	Yes	✓	✓

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		Director		Committee Memberships
Name and Primary Occupation	Age	Since	Independent	A	C	E	NCG
Marsha C. Williams Former Senior Vice President and Chief Financial Officer of Orbitz Worldwide	71	2022	Yes		✓
Dwayne A. Wilson Former Senior Vice President of Fluor Corporation	64	2020	Yes	✓

A: Audit Committee   C: Compensation Committee    E: Executive Committee NCG: Nominating and Corporate Governance Committee

The Board elected Mr. Timothy Donahue as its Chairman following the 2022 Annual Meeting. Mr. James Miller is the Board’s Independent Lead Director. See the section below titled “Corporate Governance: Board Leadership and Risk Oversight” for a summary of the duties of our Independent Lead Director.

Director Tenure
Less than 6 years	6 – 10 years	More than 10 years

Ongoing Board Refreshment – eight new Directors in five years

Board Independence and Diversity
Board Diversity • Three female Directors • One African American Director • One non-U.S. citizen Director

The thirteen Director nominees standing for reelection to the Board have diverse backgrounds, skills and experiences. We believe their varied backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior executive team.

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Governance Best Practices

The Board of Directors is committed to implementing and maintaining strong corporate governance practices. The Board continually adopts emerging best practices in governance that enhance the effectiveness of the Board and our management and that serve the best interests of the Company’s Shareholders. The Corporate Governance section beginning on page 30 describes our governance framework. We call your attention to the following best practices.

✓   Annual election of all Directors

✓   Resignation policy applicable to Directors who do not receive a majority of votes cast in uncontested elections

✓   Mandatory retirement policy for Directors

✓   Proxy access

✓   Active outreach and engagement with Shareholders throughout the year

✓   Overboarding limits

✓   Robust Board refreshment with eight new independent Directors joining the Board in the last five years

✓   12 of 13 Directors independent – all key committees consisting solely of independent Directors

✓   Independent Lead Director with broad authority

✓   Executive sessions of independent Directors held regularly

✓   Annual review of Committee charters and Corporate Governance Guidelines

✓   Robust stock ownership guidelines for Directors and Named Executive Officers

✓   Prohibition on all pledging and hedging of the Company’s stock by Directors, Officers and other insiders

✓   Annual Say-on-Pay vote

✓   Code of Business Conduct and Ethics that applies to Directors and employees

✓   No supermajority voting requirement to amend By-Laws

✓   Shareholder right to call special meetings

✓   No poison pill

✓   Oversight of sustainability/environmental, social and governance (“ESG”) policy matters assigned to Nominating and Corporate Governance Committee and oversight of ESG disclosures and reporting assigned to Audit Committee

✓   Integration of Diversity and Inclusion in the Company’s Sustainability program, overseen by the Nominating and Corporate Governance Committee

✓   Board oversight of information security

Shareholder Engagement

The Company has developed a multi-platform Shareholder engagement program that results in active dialogue with both current and prospective investors globally.  Major elements of the program include individual or group investor meetings, scheduled teleconferences, participation in institutional investor conferences and investor visits to Company manufacturing, research and development or administrative facilities.  Subjects of discussion at these events include long-term strategy, financial information, recent and pending acquisitions and divestitures, major trends and issues affecting the Company’s businesses, industry dynamics, executive compensation, sustainability and corporate governance, among other matters.  Every few years, as appropriate, the Company hosts investor day events, which may also include facility tours.  The Company has recently

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increased its efforts to cultivate relationships with the respective stewardship teams of its index-based Shareholders.  In discussions with current and prospective Shareholders, our Shareholder engagement includes eliciting Shareholder perspectives on our business portfolio and capital allocation policies, among other matters.  During last year’s engagement cycle, we estimate that we had personal contact with investors owning well over 60% of the Company’s outstanding shares and the Company entered into a Director Appointment and Nomination Agreement with one of our significant Shareholders, pursuant to which we appointed two new Directors recommended by the Shareholder in question.

Sustainability – Environmental and Social Responsibility

Sustainability continues to be a central motivating factor in and focus of the Company’s business strategy. Under the Board’s general direction the Nominating and Corporate Governance Committee reviews and assesses the Company’s Sustainability policies, programs and practices pursuant to its charter. Additionally, the Audit Committee reviews Environmental, Social and Governance (ESG) disclosures and reporting as set forth in its charter. All aspects of the business, and in particular sustainability, are managed through sound governance structures. Along with the two Board Committees responsible for sustainability, the Company monitors its sustainability functions through a Global Executive Sustainability Committee, which includes senior Company executives.

In 2020, Crown established its comprehensive Twentyby30TM program, setting 20 measurable goals that the Company would attempt to reach by 2030 or sooner. These objectives encompass multiple aspects of sustainability and reflect areas which may be material to the Company’s business as well as areas where it believes it can create notable impact. Structured within five core program pillars of: Climate Action, Resource Efficiency, Optimum Circularity, Working Together and Never Compromise, these initiatives include efforts such as making operational improvements in energy, water and waste and elevating our focus on material use efficiency, recycling, responsible and ethical sourcing and food contact and safety.

The Company’s main raw material inputs, aluminum and steel, offer unparalleled sustainability credentials for packaging not only due to their superior recycling rates and recycled content, but also because both materials are infinitely recyclable, meaning they can be recycled repeatedly with no loss of physical properties or quality. This reuse into new containers or other metal products saves raw materials, energy and CO2 emissions. Most of the products made by the Company’s Transit Packaging Division use a high degree of recycled content, with many using 100% recycled content. In fact, the group recycles hundreds of millions of pounds of plastic every year for use in its products. The Transit Packaging Division also produces reusable top frames, which contribute to a lower carbon footprint.

Crown recognizes that its sustainability journey depends on others within the value chain. The Company works to positively influence its upstream value chain through its written environmental supplier standards, which all suppliers are expected to follow and which provide oversight of and visibility into suppliers’ environmental management. Third-party risk assessments and off-site audits help to ensure sustainability is prioritized in our raw materials as the business works to improve all points of product lifecycles.

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The Company issued its most recent complete Sustainability Report in August 2022. The report uses the Global Reporting Initiative’s 2016 guidelines and is available in full at www.crowncork.com/sites/files/2022-08/Crown_2021-Sustainability-Report.pdf. This report details progress within the Company’s Twentyby30 program throughout 2021, which includes:

•	An 11% reduction in Scope 1 and 2 greenhouse gas (GHG) emissions from the 2019 baseline
•	A 1.5% reduction in volatile organic compounds (VOCs) per unit produced
•	Improving the percentage of total electricity used by the Company coming from renewable resources to 30%
•	A 3.6% overall reduction in water used
•	An overall 4% reduction in 12 oz. or 330 ml can weights
•	A 99% diversion of waste sent to landfill
•	An 8% reduction in Total Recordable Incident Rate (TRIR)

Some additional highlights from recent sustainability engagements are as follows:

•	The Company committed to The Climate Pledge, targeting to achieve net-zero carbon emissions by 2040, a full 10 years ahead of the Paris Agreement goals. This commitment accelerated the Company’s existing RE100 goals, with a new target of achieving 100% renewable electricity by 2040, which is also 10 years sooner than required by previous commitments.

•	ESG ratings provider Sustainalytics ranked Crown as a Low ESG Risk Rating for managing ESG risk within the metal and glass packaging subindustry. For the third year in a row, Sustainalytics ranked Crown as a leader in the top 3% of the containers and packaging industry in 2022, with more than 100 global companies reviewed.
•	In 2022, Crown’s North American Beverage Packaging business ranked within the U.S. Environmental Protection Agency’s (EPA) Top 25 Green Power Partners from the Fortune 500 list for the second consecutive year, demonstrating a commitment to advancing the green power market.
•	For the second year in a row, Crown was named to the 100 Best Corporate Citizens of 2022 list by 3BL Media, headlined by its strong performance in the Climate Change pillar, within which it ranked in the top ten.
•	Crown was named to the America’s Most Responsible Companies 2023 list by Newsweek, in partnership with global research and data firm Statista. The list draws from an initial pool of 2,000 eligible U.S.-based companies and selects 500 finalists that demonstrate outstanding efforts relating to corporate social responsibility and sustainability.
•	In 2022, Crown was ranked in the top 100 companies included in Forbes’ inaugural “World’s Top Female-Friendly Companies” list, which evaluates employers on criteria including parental leave, promotion of gender equality and representation at equity board levels.
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The Company has also taken further steps in its sustainability efforts, including the following:

•	In 2022, Crown hosted the beverage can industry’s first Global Aluminium Can Sustainability Summit in partnership with Ardagh Metal Packaging, the Can Manufacturers Institute and the International Aluminium Institute. The Summit brought together over 100 global attendees from various parts of the aluminum supply chain and facilitated important discussions aimed at driving actionable progress toward the industry’s sustainability goals.

•	Crown received certification from the Aluminium Stewardship Initiative (ASI) for its Mexican beverage can operations in 2022. ASI verifies responsible production, sourcing and stewardship of aluminum in the region. The Company achieved certification by the ASI Chain of Custody (CoC) Standard in Brazil, and is pursuing ASI certification in Mexico and within all Asian and Europe/Middle Eastern beverage can operations. The Company’s Brazil beverage can operation recently completed its own ASI Performance Standard.

•	The Company set ambitious new global recycling rates and recycled content goals for aluminum beverage cans, committing to work with industry partners to expedite progress aligned with its Twentyby30 program. The new targets include reaching a 70% target recycling rate in the U.S. and an 80% target rate in EMEA; maintaining rates of greater than 90% in Mexico and greater than 97% in Brazil by 2030; and establishing 2030 rate goals for Asia Pacific by 2025.

•	In 2022, Crown signed on to the United Nations (UN) Global Compact, a voluntary initiative based on CEO commitments to implement universal sustainability principles and take steps to support UN goals.

•	The Company reported under the Sustainability Accounting Standards Board (SASB) methodology and made disclosures in line with the Task Force on Climate-Related Financial Disclosures (TCFD) framework in its 2021 Sustainability Report, published in August 2022.

The Company’s next Sustainability Report will be issued in 2023 and will use the Global Reporting Initiatives 2021 guidelines, which are effective for reports or other materials published on or after January 1, 2023. This next Sustainability Report will include alignment to recommendations of the TCFD. As with any material risk to the Company, Crown closely manages risks and opportunities that climate change and the transition to a low-carbon economy could create for the Company.

Information Security

The Company places a high priority on securing its confidential business information, as well as the confidential business information and personal information that we receive from and store about our business partners and employees.

The Company has systems in place to securely receive and store information and to detect, contain, and respond to data security incidents. The Company has information security compliance procedures in place to manage information security risk and runs a training program for those Company employees who have access to confidential information. This program provides training at least annually on information security. To respond to the threat of security breaches and cyberattacks, the Company maintains a program, overseen by the Company’s Chief Information Security Officer, that is designed to protect and preserve the confidentiality, integrity and continued availability of all information owned or controlled by the Company. This program also includes a cyber incident response plan that provides controls and procedures for timely and accurate reporting

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of any material information security incident. The Company undergoes annual third-party security penetration testing to gain an independent view of the strength of our information security defenses and audits its information technology and security compliance procedures annually in order to comply with the requirements of the Sarbanes Oxley Act. The Company also maintains an information security risk insurance policy.

The Board, the Audit Committee and Company management share top-level responsibility for management of information security risk. Day-to-day oversight rests with the Company’s Chief Information Security Officer, who reports to the Company’s Chief Financial Officer. The Audit Committee, which is tasked with oversight of certain risk issues, including information security risk, receives two to four reports annually from the Company’s senior leadership, including the Chief Information Security Officer, that includes a information security dashboard and discussion of emerging risks and trends. The Audit Committee then briefs the Board on these matters. The full Board receives a presentation, usually annually, from the Company’s senior leadership on information security matters. The Company has identified training programs for Board members to enhance our Directors’ literacy on information security issues.

Proposal 2 – Ratification of Appointment of Independent Auditors

As a matter of good corporate governance, the Company asks its Shareholders to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors for 2023. The following table summarizes the fees PwC billed to the Company for 2022.

Audit Fees	Audit-Related Fees	Tax-Related Fees	All Other Fees
$7,923,208	$687,703	$1,458,229	$12,305

Additional information in the section titled “Principal Accountant Fees and Services” and the Audit Committee Report may be found on pages 72 and 73.

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Proposal 3 – Advisory Vote to Approve Executive Compensation

At the 2022 Annual Meeting, the Say-on-Pay resolution with respect to Named Executive Officer (“NEO”) compensation received a favorable vote of over 94%. Accordingly, the general approach to the compensation of our NEOs, including the Chief Executive Officer (“CEO”), remained largely unchanged. For 2022, we added a sustainability criterion for the Board’s annual evaluation of the CEO. See the Compensation and Discussion Analysis (“CD&A”) section that begins on page 36. Below is a summary of the CEO’s compensation for 2020, 2021 and 2022. Compensation of Mr. Donahue and the other NEOs is more fully described in the Summary Compensation Table on page 54.

Name and Position	Year	Salary	Grant Date Projected Value of Unvested Restricted Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value	All Other Compensation	Total Compensation
Timothy Donahue President and Chief Executive Officer	2022	$1,315,000	$7,364,000	$599,969	$0	$21,167	$9,300,136
	2021	1,260,000	6,368,770	3,024,000	1,106,979	55,316	11,815,065
	2020	1,200,000	6,239,951	2,880,000	5,714,297	1,486,791	17,521,039

This year’s Change in Pension Value was a decrease, which is presented here as $0. The lump-sum present value calculations required to be included for all of our NEOs in this Proxy Statement for certain components of Total Compensation (e.g., Changes in Pension Value) are affected strongly by interest rates. Future changes in interest rates could cause significant changes in the lump-sum value of such benefits. See page 61, footnote 4, for more information about interest rate sensitivity. Note also that not all of the pension benefits payable to our NEOs will be paid in a lump sum.

Pay-for-Performance Alignment – Performance-Based Compensation

The Company has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual and long-term goals that will result in improvement in shareholder value. Approximately two-thirds of our NEOs’ share awards are performance-based. Vesting is based on two performance metrics: the Company’s relative total shareholder return (“TSR”) against a peer group (the Dow Jones U.S. Containers & Packaging Index) and the Company’s return on invested capital (“ROIC”). Annual incentive bonuses are also based on two performance metrics: the Company’s modified operating cash flow (“MOCF”) and its economic profit.

Based on the Company’s over-performance for the measurement periods related to the vesting of performance-based shares in 2020, 2021, 2022 and 2023, the Company’s NEOs, including the CEO, received awards that were 21.3%, 48.5%, 62.6% and 25.7% above target. Based on the Company’s under-performance for the measurement periods related to the vesting of performance-based shares in 2018 and 2019, the Company’s NEOs, including the CEO, forfeited 100% of the targeted vestings of performance-based shares. For 2022, based on the Company’s under-performance on both the MOCF and economic profit components of the annual incentive bonus, corporate-level NEOs (including the CEO) received bonuses that were 63.5% below target. The Committee views these outcomes as demonstrative of the Company’s “pay-for-performance” philosophy.

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Elements of Total Direct Compensation

The allocation of 2022 total direct compensation for our CEO and for our other NEOs among the various components of compensation is set forth in the following charts that highlight the Company’s emphasis on “at risk” and equity-based compensation.

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Executive Compensation Best Practices

WHAT WE DO

✓  Benchmark our NEOs’ total direct compensation at the 50th percentile of our peer group

✓  Review pay and performance alignment annually

✓  Target and provide a majority of the direct compensation paid to our NEOs in performance-based compensation

✓  Allocate approximately two-thirds of compensation under the Company’s long-term incentive plan to performance-based share awards and approximately one-third to time-based share awards

✓  Vest performance-based shares on the basis of two metrics (relative total shareholder return and return on invested capital)

✓  Base payouts under the Company’s Annual Incentive Bonus Plan on the achievement of specified levels of economic profit and modified operating cash flow

✓  Maintain stock ownership and holding period requirements for our NEOs

✓  Recoup (“Clawback”) non-equity incentive bonus payments and performance-based equity awards from NEOs in the event of certain acts of misconduct (Note: the Company expects to update its current Clawback policy in 2023 after the New York Stock Exchange standards are updated to comply with the SEC final rule)

✓  Engage an independent compensation consultant for our Compensation Committee

✓  Annually review the independence of the compensation consultant retained by the Compensation Committee

✓  Utilize tally sheets to review total compensation, compensation mix, internal pay equity, payouts under certain potential termination scenarios and the aggregate value of retirement benefits and interest rate sensitivity of retirement benefits

✓  Hold annual Say-on-Pay votes

✓  Include a sustainability criterion for the Board’s annual evaluation of the CEO

WHAT WE DON’T DO

✗    Allow carry-forward or banking of economic profit or modified operating cash flow achievement in the Company’s Annual Incentive Bonus Plan

✗    Use subjective individual qualitative factors in determining executives’ annual bonuses

✗    Include any tax gross-up provisions in our executive employment agreements

✗    Provide excessive perquisites

✗    Permit any form of hedging or pledging of Company stock

Please read the CD&A, beginning on page 36, for a more detailed description of the Company’s executive compensation program.

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Proposal 4 – Advisory Vote on Frequency of Future Say-on-Pay Votes

This Proposal affords Shareholders the opportunity to cast an advisory vote on how often we should include a Say-on-Pay vote in our proxy materials for future annual Shareholder meetings or any special Shareholder meeting for which we must include executive compensation information in the proxy statement for that meeting. Under this Proposal 4, Shareholders may vote to have the Say-on-Pay vote every year, every two years, or every three years.

The Board recommends you vote “Every Year” for the Say-on-Pay frequency proposal.

Proposal 5 – Consideration of Shareholder Proposal Seeking Shareholder Ratification of Termination Pay

Mr. John Chevedden has advised he intends to present a Shareholder proposal requesting the Board of Directors seek Shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

The Board has carefully considered this Shareholder proposal and recommends that you vote AGAINST Proposal 5.

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QUESTIONS & ANSWERS ABOUT THE 2023 ANNUAL MEETING

Why am I receiving these materials?

The Company is providing you this Proxy Statement, the accompanying Proxy Card and a copy of our Annual Report for the year ended December 31, 2022, containing audited financial statements, in connection with our Annual Meeting of Shareholders or any adjournments or postponements of the Annual Meeting. The Meeting will be held on April 27, 2023 at 9:30 a.m. Eastern Time at The Westin Tampa Waterside located at 725 South Harbour Island Boulevard, Tampa, Florida. As a Shareholder of the Company, you are cordially invited to attend the Annual Meeting and are entitled and requested to vote on the matters described in this Proxy Statement. The accompanying Proxy is solicited on behalf of the Board of Directors of the Company. We are mailing this Proxy Statement and the accompanying Proxy Card and Annual Report to our Shareholders on or about March 20, 2023.

What is a Proxy?

A Proxy is your legal designation of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is called a Proxy Holder. On the Proxy Card you will find the names of the persons designated by the Company to act as Proxy Holders to vote your shares at the Annual Meeting. The Board is asking you to allow any of the persons named as Proxy Holders on the Proxy Card (all of whom are Officers of the Company) to vote your shares at the Annual Meeting. The Proxy Holders must vote your shares in the manner you instruct.

Who is entitled to vote?

Only Shareholders as of the close of business on March 7, 2023 (“Record Date”) are entitled to receive notice of, to attend and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Each Shareholder has one vote per share on all matters to be voted on. As of the Record Date, there were 120,107,190 shares of Common Stock outstanding.

What is the difference between a “record owner” and a “beneficial owner”?

Record Owners: If your shares are registered directly in your name with EQ Shareowner Services, the Company’s stock transfer agent, you are considered the “Shareholder of record” or “record owner” with respect to those shares. You vote your shares directly and may vote at the Annual Meeting with no prior authorizations required.

Beneficial Owners: If your shares are held in an account at a brokerage firm, bank or trust as custodian on your behalf, you are considered the “beneficial owner” of those shares. Your shares are registered on the Company’s books in the name of the brokerage firm, bank or trust, or its nominee. Shares held in this manner are commonly referred to as being held in “street name.” As the beneficial owner of the shares, you have the right to direct your broker, bank or trustee how to vote your shares by using the voting instruction form sent to you along with this Proxy Statement. You also are invited to attend the Annual Meeting. However, because a beneficial owner is not the Shareholder of record, you may not vote these shares in person at the Annual Meeting, or participate in the Annual Meeting, unless you obtain a legal proxy from the broker, bank or trust who is the Shareholder of record, or holds a legal proxy from the Shareholder of record, giving you the right to vote the shares at the Annual Meeting.

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What proposals will be voted on at the Annual Meeting?

Shareholders will vote on five proposals at the Annual Meeting:

•	the election of Directors
•	the ratification of the appointment of the Company’s independent auditors for the fiscal year ending December 31, 2023
•	the “Say-on-Pay” vote
•	an advisory vote on the frequency of future Say-on-Pay votes
•	if properly presented, a Shareholder proposal seeking Shareholder ratification of termination pay

The Company also will consider any other business that properly comes before the Annual Meeting in accordance with Pennsylvania law and the Company’s By-Laws.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares:

•	“FOR” each of the nominees for election to the Board
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2023
•	“FOR” the advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement
•	“EVERY YEAR” for the advisory vote on the frequency of future Say-on-Pay votes
•	“AGAINST” the Shareholder proposal seeking Shareholder ratification of termination pay

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a Proxy to the Proxy Holders named on the Proxy Card, they will have the discretion to vote your shares in their best judgment with respect to any additional matters properly brought before the Annual Meeting in accordance with Pennsylvania law and the Company’s By-Laws. Also, if for any reason any of our nominees are not available as candidates for Director, the Proxy Holders will vote the Proxies for any other candidate or candidates who may be nominated by the Board.

How do I vote my shares?

You may vote your shares by Proxy or in person.

You may vote by Proxy:

•	by the Internet, at the web address provided on page 1 of this Proxy Statement or on your Proxy Card or voting instruction form; or
•	by telephone, using the toll-free number listed on page 1 of this Proxy Statement or on your Proxy Card or voting instruction form; or
•	by mail, by marking, signing, dating and mailing your Proxy Card or voting instruction form and returning it in the envelope provided. If you return your signed Proxy Card or voting instruction form but do not mark the boxes showing how you wish to vote, your shares will be voted FOR Proposals 1 through 3, the option of EVERY YEAR for Proposal 4 and AGAINST Proposal 5.

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You may vote in person:

•	with no prior authorization, if you are a record owner;
•	with a legal proxy from the brokerage firm, bank or trust that holds your shares in street name, if you are a beneficial owner.

The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. Eastern Time, April 26, 2023.

Will my shares be voted if I do not provide my Proxy?

It depends on whether you are a record owner or beneficial owner. If you are a record owner, your shares will NOT be voted unless you provide a Proxy or vote in person at the Annual Meeting. For beneficial owners who hold shares in street name through brokerage firms, those firms generally have the authority to vote their clients’ unvoted shares in their discretion on certain routine matters. For example, if you are a beneficial owner and you do not provide voting instructions, your brokerage firm may vote your shares with respect to the ratification of the appointment of independent auditors (Proposal 2), as this matter is considered routine under the applicable New York Stock Exchange (“NYSE”) rules. All other matters to be voted on at this year’s Annual Meeting are not considered routine, and your broker cannot vote your shares on those non-routine matters without your instruction (“broker non-votes”).

Beneficial Owners: The Company urges you to instruct your broker, bank or trust on how to vote your shares.

What constitutes a quorum?

The presence, in person or by Proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business at the Annual Meeting. WITHHOLD votes with respect to Director nominees and abstain votes will be counted in determining the presence of a quorum as well as shares subject to broker non-votes if the broker votes the shares on a routine matter, such as the ratification of the appointment of the Company’s independent auditors (Proposal 2).

Under Pennsylvania law and the Company’s By-Laws, ABSTAIN votes and broker non-votes are not considered to be “votes cast” and, therefore, although they will be counted for purposes of determining a quorum, they will not be given effect either as FOR or WITHHOLD / AGAINST votes or as votes on the frequency of the Company’s Say-on-Pay votes.

What vote is needed for the election of Directors, and what is the policy with respect to the resignation of Directors who do not receive a majority of the votes?

With regard to Proposal 1, Shareholders may vote FOR or WITHHOLD with respect to the election of Directors. Directors are elected by a plurality of the votes cast, in person or by Proxy, subject to the Company’s By-Law provision described below. The Company’s By-Laws set forth the procedures if a Director nominee does not receive at least a majority of votes cast in an uncontested election of Directors where a quorum is present. In an uncontested election, an incumbent Director nominee who receives the support of less than a majority of the votes cast at an Annual Meeting, although deemed to have been elected to the Board by plurality vote, must promptly tender his or her resignation to the Board. In an uncontested election, if a nominee who is not an incumbent does not receive the vote of at least a majority of the votes cast, the nominee will be deemed to have been elected to the Board by plurality vote and to have immediately resigned.

For this purpose, “majority of votes cast” means the number of shares voted FOR a Director’s election exceeds 50% of the total number of votes cast with respect to the Director’s election. “Votes cast” includes only FOR and WITHHOLD votes. Under Pennsylvania law and the Company’s By-Laws, broker non-votes are not considered to be “votes” and, therefore, will not be given effect either as FOR or WITHHOLD votes in the context of Proposal 1.

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The Nominating and Corporate Governance Committee will evaluate the tendered resignation of an incumbent Director who does not receive a majority vote in an uncontested election and make a recommendation to the Board as to whether the resignation should be accepted. The Board will act on the tendered resignation and publicly disclose its decision within 90 days from the date of certification of election results. If the Board does not accept the incumbent’s resignation, such Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected and qualified or until such Director’s earlier death, resignation or removal. If the Board accepts the Director’s resignation, the Board may fill the resulting vacancy or decrease the size of the Board pursuant to the Company’s By-Laws. To be eligible to stand for election, each nominee who agrees to be nominated must agree in writing to be bound by the By-Law resignation provisions in the event the nominee does not receive a majority of the votes cast in an uncontested election.

What vote is needed to approve all other proposals?

Proposals 2, 3 and 5 require a FOR vote of a majority of the votes cast, in person and by Proxy, in order to be approved. A plurality of the votes cast for Proposal 4, in person and by Proxy, will determine the Shareholders’ preferred frequency for holding future Say-on-Pay votes.

ABSTAIN votes and broker non-votes will not be considered as votes cast and will have no effect on the outcome of the votes on these proposals.

Can I change or revoke my vote after I have delivered my Proxy?

Yes. If you are a record owner, prior to the Annual Meeting you may change your vote by submitting a later-dated Proxy in one of the manners authorized and described in this Proxy Statement (by Proxy Card, via the Internet or by telephone). You also may give a written notice of revocation to the Company’s Corporate Secretary, so long as it is delivered to the Corporate Secretary at the Company’s principal executive offices prior to the beginning of the Annual Meeting, or given to the Corporate Secretary at the Annual Meeting prior to the time your Proxy is voted at the Annual Meeting. You also may revoke any Proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person by ballot. If you are a beneficial owner, please follow the instructions provided by your broker, bank or trust as to how you may change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Who can attend the Annual Meeting?

Only Company employees and Shareholders as of the March 7, 2023 Record Date may attend the Annual Meeting. Record owners may attend without any prior authorization. If you are a beneficial owner, to be admitted to the Annual Meeting you will need proof of beneficial ownership satisfactory to the Company in the form of a statement from the brokerage firm, bank or trust or a legal proxy from that institution showing you as a beneficial owner of Company shares or as the sole legal proxy of a beneficial owner. All Annual Meeting attendees may be asked to present valid, government-issued photo identification, such as a driver’s license or passport, before entering the Annual Meeting. Attendees will be subject to security inspections and will be required to comply with other security and procedural measures in place at the Annual Meeting. Please arrive early enough to allow yourself adequate time to clear security. You will not be allowed to use video or audio recording devices in the Annual Meeting. Representatives of the Company will be at the entrance to the Annual Meeting, and these representatives will be authorized on the Company’s behalf to determine whether the admission policies and procedures are being followed and whether you will be granted admission to the Annual Meeting.

COVID-19 Protocols:

For the health and safety of our Shareholders and employees, we ask that you follow all applicable health orders related to the COVID-19 pandemic in place at the time of the Annual Meeting. As the state of the COVID-19 pandemic and applicable health orders are subject to change following the date of this Proxy Statement, we encourage Shareholders who

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plan to attend the Annual Meeting in person to review the latest guidance from the Centers for Disease Control and Prevention and the Florida Department of Health, as well as the Company’s website at:

www.crowncork.com/investors/governance/proxy-online

prior to attending. Individuals experiencing cold/flu-like symptoms, or any other symptoms associated with COVID-19, should not attend the Annual Meeting in person but are encouraged to vote prior to the meeting using one of the other methods described under “How do I vote my shares?” above.

Where can I find voting results of the Annual Meeting?

The Company will announce the preliminary voting results at the Annual Meeting and publish the final results in a Form 8-K or Form 10-Q filed with the Securities and Exchange Commission (“SEC”) within four business days after the date of the Annual Meeting.

Who conducts the Proxy solicitation, and how much will it cost?

The Company has engaged D.F. King to assist in the solicitation of Proxies for a fee of $10,000 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered in connection with such solicitation. Certain Officers and employees of the Company may also solicit Proxies by mail, telephone, Internet or facsimile or in person without any extra compensation. The Company bears the cost of soliciting Proxies.

What is the deadline for proposals for consideration or for nominations of individuals to serve as Directors at the 2024 Annual Meeting of Shareholders?

Proposals to be Considered for Inclusion in the Company’s Proxy Materials:

In order to be considered for inclusion in the Proxy Statement for the Company’s 2024 Annual Meeting of Shareholders, any Shareholder proposal intended to be presented at that meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail – Return Receipt Requested, by the Office of the Corporate Secretary, Crown Holdings, Inc., Hidden River Corporate Center Two, 14025 Riveredge Drive, Suite 300, Tampa, FL 33637 not later than November 21, 2023.

Director Nominations for Inclusion in the Company’s Proxy Materials (Proxy Access):

Under certain circumstances, Shareholders may submit nominations for Directors for inclusion in the Company’s proxy materials by complying with the proxy access requirements in the Company’s By-Laws, which require nominations to be submitted in writing, via Certified Mail – Return Receipt Requested, and received at the above address not before October 22, 2023 nor after November 21, 2023.

Other Business and Director Nominations to Be Brought Before the 2024 Annual Meeting of Shareholders:

The Company’s By-Laws currently provide that a Shareholder of record at the time that notice is given to the Company and who is entitled to vote at an annual meeting may bring business before the meeting or nominate a person for election to the Board of Directors if the Shareholder gives timely notice of such business or nomination. To be timely, and subject to certain exceptions, notice in writing to the Corporate Secretary must be delivered or mailed, via Certified Mail – Return Receipt Requested, and received at the above address not before October 22, 2023 nor after November 21, 2023. The notice must describe various matters regarding the nominee or proposed business. Any Shareholder desiring a copy of the Company’s By-Laws will be furnished one copy without charge upon written request to the Corporate Secretary.

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How can I access the Proxy materials on the Internet?

The Company has made available copies of the following materials at the Company’s website at:

https://www.crowncork.com/investors/governance/proxy-online

•	this Proxy Statement
•	the Proxy Card relating to the Annual Meeting of Shareholders
•	the Annual Report to Shareholders

Information included on the Company’s website, other than this Proxy Statement, the Proxy Card and the Annual Report to Shareholders, is not part of the Proxy soliciting materials.

Whom should I contact to obtain a copy of the Annual Report on Form 10-K?

The Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with the SEC on February 27, 2023. A copy of the Company’s Annual Report on Form 10-K was included as part of the Annual Report to Shareholders that you received along with the proxy materials. Any Shareholder can obtain a copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, without charge. Requests for copies of the Annual Report should be sent to: Investor Relations Department, Crown Holdings, Inc., Hidden River Corporate Center Two, 14025 Riveredge Drive, Suite 300, Tampa, FL 33637 or you may call toll free 888-400-7789. Copies in electronic format of the Company’s Annual Report and filings with the SEC are available at the Company’s website at www.crowncork.com/investors/reports-filings in the “For Investors” section.

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PROPOSAL 1: ELECTION OF DIRECTORS

The Proxy Holders shall vote the shares with respect to the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected. None of the persons named as a nominee for Director has indicated that he or she will be unable or will decline to serve. In the event that any of the nominees are unable or decline to serve, which the Nominating and Corporate Governance Committee of the Board of Directors does not believe will happen, the Proxy Holders will vote with respect to the remaining nominees and others who may be nominated by the Board of Directors.

The By-Laws of the Company provide for a Board of Directors consisting of between 10 and 18 Directors, as determined by the Board of Directors. The Board of Directors has fixed the number of Directors at 13. It is intended that the Proxies will be voted for the election of the 13 nominees named below as Directors, and no more than 13 will be nominated by the Board. If all 13 Director nominees are elected, 12 of the Directors, representing 92% of the Board, will be “independent” as defined in the NYSE listing standards.

The Board is committed to regular review of its composition to ensure that the Board continues to have the right mix of skills, background and tenure. Eight of the Company’s independent Directors have joined the Board in the last five years as a result of a Board refreshment process where Director candidates were identified through Board, Shareholder and third-party search firm input. Our ongoing Board refreshment strategy has further strengthened and diversified the skills and experiences of the Board. The Board believes that the collective combination of backgrounds, skills and experiences of its members has produced a Board that is well-equipped to exercise oversight responsibilities for the Company’s Shareholders and to help guide the Company to achieve its long-term strategic objectives.

On December 12, 2022, the Company entered into a Director Appointment and Nomination Agreement with Carl C. Icahn and the persons and entities listed therein (collectively, the “Icahn Group”), pursuant to which the Company agreed to (i) increase the size of the board of directors of the Company to 13 directors and (ii) appoint Andrew J. Teno and Jesse A. Lynn (collectively, the “Icahn Designees”) to the Board to fill the resulting vacancies and include each of the Icahn Designees as part of the Company’s slate of nominees for election to the Board at the 2023 Annual Meeting of Shareholders. A summary of the terms of the Director Nomination Agreement is provided in the “Transactions with Related Persons” section on page 34.

Under the Company’s Corporate Governance Guidelines, no Director will commence a term of Board service if the Director is over 75 years old unless the Board determines that an additional term of Board service would be in the best interests of the Company.

The names of this year’s nominees and information concerning them and their associations as of March 7, 2023, as furnished by the nominees, follow. The principal occupations and the directorships stated include the nominees’ occupations and directorships with any U.S. publicly traded companies or registered investment companies during the last five years.

The Board of Directors Recommends that Shareholders Vote FOR Election of Each of the Nominees Named Below.

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Name	Age	Principal Occupation	Year Became Director
Timothy J. Donahue (e)	60	Chairman, President and Chief Executive Officer of the Company	2015
Richard H. Fearon (a) (ncg)	66	Former Vice Chairman and Chief Financial and Planning Officer and Director of Eaton Corporation; also a Director of Avient Corporation and CRH plc	2019
Andrea J. Funk (a) (c)	53	Executive Vice President and Chief Financial Officer of EnerSys; former Chief Executive Officer of Cambridge-Lee Industries; former Director of Destination Maternity Corporation	2017
Stephen J. Hagge (c) (e) (ncg)	71	Former President, Chief Executive Officer and Director of AptarGroup; also Chairman of CF Industries Holdings	2019
Jesse A. Lynn (ncg)	52	General Counsel of Icahn Enterprises and Chief Operating Officer of Icahn Capital; also a Director of Conduent, FirstEnergy and Xerox Holdings; former Director of Cloudera, Herbalife Nutrition and Manitowoc	2022
James H. Miller (c) (e) (ncg)	74	Former Chairman and Chief Executive Officer of PPL Corporation; also a Director of AES Corporation	2010
Josef M. Müller (a) (c)	75	Former Chairman and Chief Executive Officer of Nestlé in the Greater China Region	2011
B. Craig Owens (a) (e)	68	Former Chief Financial Officer and Chief Administrative Officer of Campbell Soup Company; also a Director of AptarGroup; former Director of J C Penney Company	2019
Angela M. Snyder (a)	58	Senior Executive Vice President/Chief Banking Officer of Fulton Bank	2022
Caesar F. Sweitzer (a) (e) (ncg)	72	Former Senior Advisor and Managing Director of Citigroup Global Markets	2014
Andrew J. Teno (a) (c)	37	Portfolio Manager of Icahn Capital; former Director at Fir Tree Partners; also a Director of FirstEnergy and Southwest Gas; former Director of Cheniere Energy, Eco-Stim Energy and Herc Holdings	2022
Marsha C. Williams (c)	71	Former Senior Vice President and Chief Financial Officer of Orbitz Worldwide; also Chairperson of Modine Manufacturing Company and a Director of Fifth Third Bancorp	2022
Dwayne A. Wilson (a)	64	Former Senior Vice President of Fluor Corporation; also a Director of Sterling Construction Company, Ingredion Incorporated and DT Midstream; former Director of AK Steel Holding Corporation	2020
(a) Member of the Audit Committee		(c) Member of the Compensation Committee
(e) Member of the Executive Committee		(ncg) Member of the Nominating and Corporate Governance Committee

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The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors and recommending candidates to the Board as Director nominees. The Board desires a diverse membership, including with respect to race, gender, nationality and ethnicity as well as professional background and geographic and industry experience. The Nominating and Corporate Governance Committee assesses each potential nominee’s overall mix of experiences, qualifications, perspectives, talents, education and skills as well as each potential nominee’s ability to contribute to the Board and to enhance the Board’s decision-making processes. Independence is a key factor when considering the Director nominees, as are critical thinking skills, practical wisdom and mature judgment in the decision-making process. For a description of the identifying and evaluating procedures of the Nominating and Corporate Governance Committee, see “Corporate Governance – Nominating and Corporate Governance Committee.” The Board believes that each of the nominees listed above has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board. In addition, each of the nominees has exhibited the ability to operate constructively with the other members of the Board and to challenge and question management in a productive way.

The Board believes, moreover, that each nominee brings a strong and unique background and skill set to the Board, giving the Board, as a whole, competence and experience in diverse areas. These areas include organizational leadership; public company board service; manufacturing; finance; management in the packaging, food and beverage sectors and other relevant industries; international business and markets; information security; and experience representing the views of investors. The Board believes that the following specific experiences, qualifications and skills, together with the aforementioned attributes, qualify each of the nominees listed above to serve as a Director.

Timothy Donahue. Mr. Donahue was elected Chairman by the Board following the 2022 Annual Meeting and assumed the position of CEO of the Company in 2016. He has served as a member of the Board since 2015 and in other executive positions with the Company for over 32 years. He gives the Board seasoned leadership and an in-depth knowledge of the Company, especially its international business. He also brings to the Board an intimate understanding of the operations and finances of the Company from his prior experience as the Company’s Chief Operating Officer and Chief Financial Officer.

Richard Fearon. Mr. Fearon, the former Vice Chairman and CFO of an NYSE-listed global, diversified manufacturing company, brings to the Board comprehensive knowledge of financial accounting and extensive experience in financial reporting, corporate finance and capital markets, corporate development, strategic planning, mergers and acquisitions, risk management and investor relations. He also oversaw his company’s information security program for more than 10 years and chaired its senior management committee on information security. Mr. Fearon’s experience qualifies him as an “audit committee financial expert” within the meaning of SEC regulations. In addition, his service as Lead Director of an NYSE-listed global provider of specialized polymers also provides significant governance experience. Mr. Fearon also serves as a director of another NYSE-listed company.

Andrea Funk. Ms. Funk’s experience as Senior Vice President and Chief Financial Officer of an NYSE-listed international manufacturing company and as former CEO and CFO of an international manufacturing and distribution business brings to the Board significant expertise in the areas of finance, operations and strategy. This, along with Ms. Funk’s prior experience in public accounting, enhances her contributions to the Audit Committee and qualifies her as an “audit committee financial expert” within the meaning of SEC regulations.

Stephen Hagge. Mr. Hagge brings to the Board substantial leadership and management experience in public company governance, operations, international business, strategic initiatives and risk management from his roles as former CEO, CFO and COO of an NYSE-listed global packaging manufacturer. Mr. Hagge chairs the Compensation Committee and also serves as Chairman of another NYSE-listed company.

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Jesse Lynn. Mr. Lynn’s extensive experience, since 2004, as general counsel or assistant general counsel of a diversified holding company engaged in a variety of businesses, including in the investment, energy, automotive, food packaging, real estate, home fashion and pharmaceuticals sectors, brings to the Board significant legal and financial expertise. Mr. Lynn is also the Chief Operating Officer of a company that manages investment funds, and he has prior experience in private legal practice. Additionally, as the designee to the Board by one of the Company’s significant Shareholders, Mr. Lynn has experience understanding the viewpoint of Company Shareholders. Mr. Lynn also serves as a director of three other publicly-listed companies, including one in the highly-regulated energy sector.

James Miller. Mr. Miller, the Company’s Independent Lead Director, brings to the Board substantial leadership and management experience, both domestic and international, from his role as former Chairman and CEO of an NYSE-listed international energy and utility holding company. Mr. Miller also brings to the Board significant safety, environmental, governmental relations and regulatory agency experience by virtue of his responsibilities at this highly regulated utility company. Mr. Miller chairs the Nominating and Corporate Governance Committee and also serves as director of another NYSE-listed company.

Josef Müller. Mr. Müller, a European national, has over 35 years of senior management experience at a global food and beverage company, including as the CEO of that company’s greater China region. Mr. Müller brings to the Board significant emerging market business development and management experience.

B. Craig Owens. Mr. Owens’ extensive experience in the consumer food and beverage industries, including his former service as the CFO of a leading NYSE-listed international consumer food company, brings to the Board significant financial expertise, including all aspects of financial reporting, accounting, corporate finance and capital markets, as well as significant experience in strategic planning, business integration and operations, and in managing supply chain organizations. In his roles as CFO for several companies, he had over 15 years of senior-level management responsibility for information security. He also recently completed a Director-level certification course in information security. Mr. Owens also has considerable knowledge of the retail industry having served as CFO of a leading international grocery retailer. His experience qualifies him as an “audit committee financial expert” within the meaning of SEC regulations, and he chairs the Audit Committee. Mr. Owens also serves as a director of another NYSE-listed company.

Angela Snyder. Ms. Snyder brings to the Board extensive experience in the banking sector and proven senior executive leadership experience from her roles as Chairwoman, President and CEO of a former subsidiary of a NASDAQ-listed financial holding company. She possesses more than 30 years of experience in the financial services industry.

Caesar Sweitzer. Mr. Sweitzer spent over 35 years in finance, primarily as an investment banker focusing on industrial companies. Mr. Sweitzer brings to the Board significant knowledge of the global packaging industry as well as finance and investment matters, such as acquisitions, dispositions and corporate finance. Mr. Sweitzer’s experience qualifies him as an “audit committee financial expert” within the meaning of SEC regulations.

Andrew Teno. Mr. Teno brings to the Board significant financial and strategic knowledge through his extensive public and private investment experience across a diverse set of industries and investment platforms. Since October 2020, Mr. Teno serves as Portfolio Manager of a diversified holding company engaged in a variety of businesses, including the investment, energy, automotive, food packaging, real estate, home fashion and pharmaceuticals sectors. As the designee to the Board by one of the Company’s significant Shareholders, Mr. Teno also has experience understanding the viewpoint of Company Shareholders. Additionally, Mr. Teno serves as a director of two other publicly-listed companies, both of which are in the highly-regulated energy sector.

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Marsha Williams. Ms. Williams brings to the Board extensive experience in strategic planning, corporate finance, operations, mergers and acquisitions, investor relations, information technology, liquidity management, risk management and corporate governance through her prior roles as Chief Financial Officer and Chief Administrative Officer of companies in diverse industries. Ms. Williams also serves as Chairperson of one publicly-listed company and as a director of another with global operations. In these roles, Ms. Williams has accumulated extensive knowledge of corporate governance, global finance, capital management, internal controls and human resources, including significant experience in the financial markets in which the Company competes for financing.

Dwayne Wilson. Mr. Wilson brings to the Board over 36 years of senior management experience at a leading NYSE-listed construction and engineering company. Mr. Wilson has gained a broad range of experience and exposure to a number of diverse end markets, and the Company benefits from his knowledge and perspective, particularly in the areas of manufacturing, technology, operational excellence and engineering. Mr. Wilson also serves as a director of three other publicly-listed companies.

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DIRECTOR COMPENSATION

The following table lists 2022 Director compensation for all independent Directors who received compensation as Directors in 2022. Compensation for Mr. Donahue, the Company’s Chief Executive Officer, is reported in the Summary Compensation Table included in the Executive Compensation section below. Mr. Donahue does not earn additional compensation for his service as Director or for his service as Chairman.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
John Conway (3) (4)	$90,000	$80,000	$170,000
Richard Fearon	122,500	160,000	282,500
Andrea Funk	125,000	160,000	285,000
Stephen Hagge	125,000	160,000	285,000
Rose Lee (3)	27,500	40,000	67,500
James Miller	155,000	160,000	315,000
Josef Müller	125,000	160,000	285,000
B. Craig Owens	125,000	160,000	285,000
Angela Snyder	28,750	40,000	68,750
Caesar Sweitzer	125,000	160,000	285,000
Jim Turner (3)	65,000	80,000	145,000
William Urkiel (3)	55,000	80,000	135,000
Marsha Williams	82,500	120,000	202,500
Dwayne Wilson	115,000	160,000	275,000

(1)    Each Director may defer receipt of all, or any part, of his or her cash compensation until termination of service as a Director. Effective 2024, a Director may defer his or her cash compensation to a fixed payment date that is before or after the Director’s termination of service. At the election of the Director, deferred cash compensation amounts are paid in either a lump sum or installments over a period not to exceed 10 years and are credited with interest at the prime rate until distributed.

(2)    The annual grant of Company Common Stock for 2022 consisted of $160,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors and was paid on a quarterly basis. The number of shares paid each quarter is determined based on the average of the closing market price of the Company’s Common Stock on each of the second through sixth business days following the date on which the Company publicly released its quarterly results.

(3)   Messrs. Conway, Turner and Urkiel retired as Directors of the Company in April 2022. Ms. Lee resigned as a Director of the Company in February 2022.

(4)    Mr. Conway received $40,000 in cash compensation as the Company’s Non-Executive Board Chairman in 2022.

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The Board periodically receives benchmarking data regarding director compensation from Pay Governance LLC, an executive compensation consulting firm, and uses the 50th percentile of its peer group’s target total cash compensation and target total direct compensation as a market check in determining director compensation. For 2023, Directors who are not employees of the Company will receive annual cash base fees, grants of Company Common Stock and cash committee fees in the amounts set forth as follows.

Cash Base Fee	$100,000
Equity Grant	160,000
Supplemental Cash Committee Fees:
• Audit Committee - Chair	25,000
• Audit Committee - Other Members	15,000
• Compensation Committee and Nominating and Corporate Governance Committee - Chair	20,000
• Compensation Committee and Nominating and Corporate Governance Committee - Other Members	10,000
Independent Lead Director Fee	25,000

Directors do not receive any additional fees for their service on the Executive Committee. There are no Board or committee meeting attendance fees. Directors are reimbursed by the Company for travel and related expenses they incur in connection with their service on the Board and its committees.

Under the Company’s Corporate Governance Guidelines, after five years of service on the Board, independent Directors are expected to own Company Common Stock having a market value of at least five times the cash base annual Director’s fee. As of the date of this Proxy Statement, each independent Director with more than five years of service on the Board satisfies this requirement.

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COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 7, 2023, the number of shares of Company Common Stock beneficially owned by each person or group that is known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock.

Name and Address	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	11,449,276	9.5%
Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., and Beckton Corp. (3) 16690 Collins Avenue, PH-1 Sunny Isles Beach, FL 33160 Matsumura Fishworks LLC (3) 312 Walnut Street, Suite 2000 Cincinnati, OH 45202 Carl C. Icahn (3) c/o Icahn Associates Holding LLC 16690 Collins Avenue, PH-1 Sunny Isles Beach, FL 33160	10,201,273	8.5%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	6,642,300	5.5%
Janus Henderson Group plc (5) 201 Bishopsgate EC2M 3AE United Kingdom	6,443,206	5.4%
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(1)	Percentages are derived based upon 120,107,190 shares of Common Stock outstanding as of March 7, 2023.
(2)

The Vanguard Group, an investment advisor, reported that it may be deemed to be the beneficial owner of 11,449,276 shares of the Company’s Common Stock. The Vanguard Group reported that it had sole dispositive power with respect to 11,282,303 shares, including 76,613 shares for which it had shared voting power, and shared dispositive power with respect to 166,973 shares.

(3)

The Icahn Group may be deemed to be the beneficial owner, in the aggregate, of 10,201,273 shares of Common Stock. Of such shares of Common Stock, an aggregate of 1,040,100 shares of Common Stock were acquired by Icahn Partners, Icahn Master and Matsumura in open market purchases. The remaining 9,161,173 shares of Common Stock may be deemed beneficially owned by the Icahn Group as a result of their having entered into forward contracts with respect to such number of shares of Common Stock.

(4)

BlackRock, Inc., a parent holding company, reported that it may be deemed to be the beneficial owner of 6,642,300 shares of the Company’s Common Stock. BlackRock, Inc. reported that it had sole dispositive power with respect to 6,642,300 shares, including 5,994,623 shares for which it had sole voting power.

(5)

Janus Henderson Group plc, an investment advisor and holding company, reported that it may be deemed to be the beneficial owner of 6,443,206 shares of the Company’s Common Stock. Janus Henderson Group plc reported that it had shared voting power and shared dispositive power with respect to 6,443,206 shares.

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The following table shows, as of March 7, 2023, the number of shares of Common Stock beneficially owned by each Director; the Company’s Chief Executive Officer, Chief Financial Officer and the three other Executive Officers who were the highest paid during 2022; and all Directors and Executive Officers as a group. The Directors and Executive Officers of the Company have sole voting and dispositive power with respect to the securities of the Company listed in the table below.

Name	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)
Kevin Clothier (2)	28,133	*
Timothy Donahue (2)	585,976	*
Richard Fearon (3)	6,737	*
Andrea Funk	11,770	*
Gerard Gifford	144,471	*
Stephen Hagge	5,544	*
Jesse Lynn	465	*
James Miller	28,539	*
Josef Müller	27,838	*
Djalma Novaes	90,842	*
B. Craig Owens (4)	7,599	*
Angela Snyder	1,048	*
Caesar Sweitzer	19,120	*
Andrew Teno	465	*
Marsha Williams	1,824	*
Dwayne Wilson	3,574	*
Directors and Executive
Officers as a Group of 20	1,053,917	0.9%
* Less than 1%
(1)	Percentages are derived based upon 120,107,190 shares of Common Stock outstanding as of March 7, 2023.
(2)

Excludes 3,000,000 shares of Common Stock held in the Crown Cork & Seal Company, Inc. Master Retirement Trust on behalf of various Company pension plans (“Trust Shares”). Messrs. Donahue and Clothier are members of the Benefits Plan Investment Committee of the trust that has sole voting and dispositive power with respect to the Trust Shares, but they disclaim beneficial ownership of the Trust Shares.

(3)	Includes 16 shares of Common Stock held by the Fearon Family Trust, of which Mr. Fearon is a trustee and a beneficiary.
(4)	Includes 2,000 shares of Common Stock held by The B Craig Owens Rev Trust U/A 1/25/08, of which Mr. Owens is a trustee and a beneficiary.

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CORPORATE GOVERNANCE

Meetings of the Board of Directors. In 2022, there were eleven meetings of the Board of Directors. Each Director during his or her term of service attended at least 75% of the aggregate meetings of the Board and of the committees on which he or she served.

Attendance at the Annual Meeting. Under the Company’s Corporate Governance Guidelines, Directors are expected to attend the Company’s Annual Meeting of Shareholders. In 2022, each of the Directors serving on the Board at the time attended the Annual Meeting of Shareholders.

Director Independence. The Board has determined that all Directors standing for election, with the exception of Timothy Donahue, the Company’s Chairman and Chief Executive Officer, are independent under the listing standards of the NYSE. The Board made this determination based on the absence of any of the express disqualifying criteria set forth in the listing standards that require a majority of the Board nominees to be independent Directors.

In making the foregoing determinations, the Board considered the Directors’ affiliations with the Company or third parties and Company payments to such parties. For Mr. Fearon, the Board considered his role as a Director of Avient Corporation and ordinary course of business purchases of plastisol sealing compounds and lubricants by the Company from Avient. For Ms. Funk, the Board considered her role as a director of Ecore International, a privately-held company, in relation to ordinary course of business purchases of rubber matting by the Company from Ecore. For Mr. Hagge, who is a Director of Transcendia Topco Holdings, a privately-held company, the Board considered ordinary course of business purchases of high-density polyethylene and products purchased for re-sale by the Company from Transcendia. For Mr. Wilson, the Board considered his role as a Director of Ingredion Incorporated and ordinary course of business purchases of dry bag material for making adhesive used in corrugated paper and products purchased for re-sale by the Company from Ingredion. None of these relationships or transactions fell within the NYSE listing standards disqualifying criteria.

Board Leadership and Risk Oversight. Mr. Donahue has been the Chairman of the Board since 2022 and the Chief Executive Officer of the Company since 2016. Mr. Miller, as the Chair of the Nominating and Corporate Governance Committee, serves as the Independent Lead Director of the Board and presides over meetings of the executive sessions of the independent Directors.

The Board has carefully considered its leadership structure and believes that the Company and its Shareholders are best served by having Mr. Donahue serve as both Chairman of the Board and Chief Executive Officer. This structure gives the Board and management unified leadership and direction, and is tailored to present a single, clear focus for the execution of the Company’s strategic initiatives and business plans. In addition, because Mr. Donahue manages the day-to-day operations of the Company and is responsible for executing the Company’s business strategy, the Board believes it is most functional and efficient that Mr. Donahue presides at the meetings of the Board. Moreover, the Board believes that its other structural features, including twelve independent Directors among the slate of thirteen Directors standing for election at the Company’s Annual Meeting, regular meetings of independent Directors in executive session, key committees consisting wholly of independent Directors and an Independent Lead Director with a wide range of duties, provide for substantial independent oversight of the Company’s management.

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Mr. Miller serves as the Independent Lead Director of the Board. The Independent Lead Director is an independent Director designated by the other independent Directors of the Board and has a range of duties, including, among other things:

•	presiding at all meetings of the Board in the Chairman’s absence;
•	presiding at all executive sessions of the Board’s independent Directors;
•	serving as a liaison between the Chairman of the Board and the Board’s independent Directors;
•	providing the Chairman with input on and approving the agendas and schedules for meetings of the Board and its committees;
•	advising the Chairman as to the quality, quantity and timeliness of the flow of information from senior management that is necessary for the independent Directors to effectively and responsibly perform their duties, including specifically requesting the inclusion of certain information in the materials provided for the Board by senior management when appropriate;
•	calling executive sessions of the Board’s independent Directors when appropriate;
•	being available for consultation with the Chairman regarding the concerns of the other Directors;
•	being available for consultation with members of senior management regarding the concerns of any members of senior management;
•	being available for consultation and direct communication with Shareholders and other interested parties when appropriate;
•	interviewing Director candidates and making recommendations to the Nominating and Corporate Governance Committee and the Board;
•	leading the Board’s evaluation of the Chairman of the Board; and
•	serving a leading role in the Board’s annual self-assessment.

The Board’s current leadership structure includes Audit, Compensation and Nominating and Corporate Governance Committees that are each chaired by and composed solely of independent Directors.

The Board is responsible for providing oversight of the Company’s Executive Officers’ responsibilities to assess and manage the Company’s risk, including its credit risk, liquidity risk, reputational risk, climate risk, information security risk, and risk from adverse fluctuations in foreign exchange and interest rates and commodity prices. The Board periodically meets in person with the Executive Officers regarding the Company’s risks and ways to mitigate such risks. In addition, the Audit Committee periodically reviews with management, internal audit and independent auditors the adequacy and effectiveness of the Company’s policies for assessing and managing risk.

Director Stock Ownership, Anti-Pledging and Anti-Hedging. Under the Company’s Corporate Governance Guidelines, after five years of service on the Board, independent Directors are expected to own Company Common Stock having a market value of at least five times the cash base annual Director’s fee. As of March 7, 2023, each Director with five or more years of service on the Board owned the required minimum level of Common Stock. The Company’s Corporate Governance Guidelines prohibit Directors, Officers and other insiders from all forms of pledging or hedging transactions relating to Company Common Stock.

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Board Committees. The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The Board has approved written charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee that can be found at www.crowncork.com/investors/governance. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually.

Audit Committee. In 2022, the Audit Committee had nine meetings. The Audit Committee provides assistance to the Board in discharging its responsibilities in connection with the oversight of the financial accounting practices and internal controls of the Company and represents the Board in connection with the services rendered by the Company’s independent auditors. The Audit Committee also has explicit responsibilities with respect to ESG and information security. The current members of the Audit Committee are Ms. Funk, Ms. Snyder and Messrs. Fearon, Müller, Owens, Sweitzer, Teno and Wilson. Mr. Owens serves as Chair of the Audit Committee. The Board has determined that the Directors who serve on the Audit Committee are all independent under the listing standards of the NYSE and that Ms. Funk and Messrs. Fearon, Owens and Sweitzer are “audit committee financial experts” within the meaning of SEC regulations.

Compensation Committee. In 2022, the Compensation Committee had five meetings. The Compensation Committee is responsible for the review of the executive compensation program. The current members of the Compensation Committee are Ms. Funk, Ms. Williams and Messrs. Hagge, Miller, Müller and Teno, each of whom is independent under the listing standards of the NYSE. Mr. Hagge serves as Chair of the Compensation Committee. For further discussion regarding the Compensation Committee’s processes and procedures for the consideration of executive compensation, see the CD&A beginning on page 36.

Nominating and Corporate Governance Committee. There were two meetings of the Nominating and Corporate Governance Committee in 2022. The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board and recommending to the Board individuals as Director nominees. The Committee also oversees the annual self-evaluation process of the Board and its committees, makes recommendations to the Board regarding the membership of the Board committees and performs other corporate governance functions, such as strategic review of the Company’s ESG policies, programs and practices. The current members of the Nominating and Corporate Governance Committee are Messrs. Fearon, Hagge, Lynn, Miller and Sweitzer, each of whom is independent under the listing standards of the NYSE. Mr. Miller serves as Chair of the Nominating and Corporate Governance Committee.

Consistent with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee seeks Director nominees committed to upholding the highest standards of personal and professional integrity and representing the interests of all Shareholders, not particular Shareholder constituencies. The Committee identifies nominees for Director by first evaluating the current members of the Board willing to continue in service. In addition, the Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected because of retirement or otherwise and whether the Board needs Directors with particular skills or experience. To identify and evaluate potential candidates for the Board, the Committee solicits ideas for possible nominees from a number of sources, which may include current Board members, senior-level Company executives and professional search firms. The Committee will also consider candidates properly submitted by Company Shareholders. Candidates for the Board are evaluated through a process that may include background and reference checks, personal interviews with members of the Committee and a review of each candidate’s qualifications and other relevant characteristics. The same identifying and evaluating procedures

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apply to all candidates for Director, whether submitted by Shareholders or otherwise. The Nominating and Corporate Governance Committee and the Board desire to maintain the Board’s diversity and consider factors such as race, gender, nationality and ethnicity, as well as professional backgrounds and geographic and industry experiences. The Committee does not intend to nominate representational Directors but instead considers diversity given the characteristics of the Board in its entirety.

The Company is committed to thoughtful board refreshment and ongoing board succession planning. Eight new independent Directors recently have been added to the Company’s Board of Directors: Messrs. Fearon, Hagge and Owens in 2019, Mr. Wilson in 2020 and Ms. Williams, Ms. Snyder and Messrs. Lynn and Teno in 2022. During the refreshment process, the Nominating & Corporate Governance Committee was assisted by an independent search firm and interviewed candidates identified through Director, Shareholder and independent search firm input.

On December 12, 2022, the Company entered into a Director Appointment and Nomination Agreement with Carl C. Icahn and the affiliated persons and entities listed therein (collectively, the “Icahn Group”), pursuant to which the Company agreed to (i) increase the size of the board of directors of the Company to 13 directors and (ii) appoint Andrew J. Teno and Jesse A. Lynn (collectively, the “Icahn Designees”) to the Board to fill the resulting vacancies and include each of the Icahn Designees as part of the Company’s slate of nominees for election to the Board at the 2023 Annual Meeting of Shareholders. A summary of the terms of the Director Nomination Agreement is provided in the “Transactions with Related Persons” section on page 34.

Shareholders who wish to suggest qualified candidates may write, via Certified Mail – Return Receipt Requested, to the Office of the Corporate Secretary, Crown Holdings, Inc., Hidden River Corporate Center Two, 14025 Riveredge Drive, Suite 300, Tampa, FL 33637 stating in detail the qualifications of the persons they recommend. Shareholders must include a letter from each person recommended affirming that he or she agrees to serve as a Director of the Company if elected by Shareholders. Each of these submissions should comply with the additional requirements of the Company’s By-Laws. However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates. See “Questions and Answers about the 2023 Annual Meeting” for information on bringing nominations for the Board of Directors at the 2024 Annual Meeting.

Executive Sessions of the Board. Pursuant to the Company’s Corporate Governance Guidelines, the independent Directors of the Company meet periodically at regularly scheduled executive sessions without management. There is at least one scheduled executive session each year where the Chairman is not present to allow the other Directors to evaluate his performance as Chair. The Independent Lead Director chairs such meetings.

Proxy Access. The Company’s proxy access By-Law permits Shareholders owning 3% or more of the Company’s Common Stock for a period of at least three years to nominate up to the greater of 20% of the Board of Directors or two Directors and include these nominations in the Company’s proxy materials, for election at an Annual Meeting of Shareholders, subject to the relevant requirements in the Company’s By-Laws. The number of Shareholders who may aggregate their shares to meet the 3% ownership threshold is limited to 20.

Code of Business Conduct and Ethics. The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.crowncork.com/investors/policies/code-business-conduct-and-ethics, and is available in English and 19 other languages. The Company intends to disclose updates to, and waivers of, the Code of Business Conduct and Ethics on the Company’s website. All employees with Company e-mail addresses are

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required to complete annual training on the Code. The Company also expects certain third parties, including suppliers, to abide by the principles of the Code of Business Conduct and Ethics in the manner set forth in the Company’s Supplier Code of Conduct, which is available on the Company’s website at www.crowncork.com/investors/policies/supplier-code-conduct in English and 19 other languages.

The Company also maintains a Business Ethics Line, which is accessible via telephone number and web-based portal, as a means of raising concerns or seeking advice related to the Company’s Code of Business Conduct and Ethics. The Business Ethics Line is available to all employees worldwide, as well as third parties, such as vendors, suppliers and customers. Persons who report potential violations through the Business Ethics Line may choose to remain anonymous (unless prohibited by local law) and all such reports are kept confidential to the extent practicable in connection with the investigation. The Company’s Business Ethics Line (“CBE Line”) is administered by an independent third-party provider, Lighthouse Services. To access the CBE Line, visit www.lighthouse-services.com/crowncork.

Information Security. See “Information Security” on page 8 in the Proxy Statement Summary.

Human Rights Policy. The Company has a Human Rights Policy covering the Company and all of its subsidiaries, controlled joint ventures and partners that is overseen by the Board of Directors. The Human Rights Policy is available on the Company’s website at www.crowncork.com/investors/policies/human-rights-policy, and is available in English and 19 other languages.

Sustainability. See “Sustainability – Environmental and Social Responsibility” on page 6 in the Proxy Statement Summary.

Transactions with Related Persons. The Nominating and Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons by Directors and Executive Officers required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Regulation S-K”). The written Company policy pertaining to related party transactions is included in the Company’s Corporate Governance Guidelines.

Related Person Transactions involving the Icahn Group

On December 12, 2022, the Company entered into a Director Appointment and Nomination Agreement (the “Agreement”) with the Icahn Group, pursuant to which the Company agreed to, on or prior to December 12, 2022 (i) increase the size of the Board to 13 directors and (ii) appoint the Icahn Designees to the Board to fill the resulting vacancies, with such appointments effective on December 12, 2022. In addition, the Company has agreed to include each of the Icahn Designees as part of the Company’s slate of nominees for election to the Board at the 2023 Annual Meeting of Shareholders.

The Icahn Group will be entitled, in the event any Icahn Designee resigns or for any reason fails to serve or is not serving as a Director (subject to exceptions set forth in the Agreement, including as a result of such director not being nominated by the Company to stand for election at an Annual Meeting subsequent to the 2023 Annual Meeting of Shareholders or the termination of the Icahn Group’s designation rights with respect to such director in accordance with the Agreement), to designate a replacement for appointment to the Board on the terms set forth in the Agreement.

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So long as an Icahn Designee is a member of the Board, any Board consideration of appointment and employment of the Chief Executive Officer or Chief Financial Officer of the Company, mergers, acquisitions of material assets, dispositions of material assets, or similar extraordinary transactions, and voting with respect thereto, will take place only at the full Board level or in committees of which one of the Icahn Designees is a member.

If at any time the Icahn Group ceases to hold a “Net Long Position”, as defined in the Agreement, in at least (i) 7,196,865 of the total outstanding shares of Common Stock of the Company, one of the Icahn Designees will, and the Icahn Group will cause one Icahn Designee to, promptly resign from the Board and (ii) 3,598,432 of the Common Shares of the Company, each of the Icahn Designees will, and the Icahn Group will cause each such Icahn Designee to, promptly resign from the Board.

So long as the Icahn Group holds a “Net Long Position”, as defined in the Agreement, in at least 5,100,637 of the Common Shares of the Company, the Company will not adopt a Rights Plan, as defined in the Agreement, with an “Acquiring Person” beneficial ownership threshold below 15.0% of the then-outstanding Common Shares unless the Rights Plan includes an exemption for the Icahn Group up to 15.0%.

The Agreement also includes other customary voting, standstill and non-disparagement provisions. Absent an uncured breach of the material provisions of the Agreement by the Company, the standstill restrictions on the Icahn Group will remain in effect until the later of (i) thirty days before the nomination deadline for shareholders to nominate Director candidates for the 2024 Annual Meeting of Shareholders and (ii) thirty days after such date as no Icahn Designee is on the Board and the Icahn Group no longer has any right to designate a replacement (including if the Icahn Group has irrevocably waived such right in writing).

In connection with the entry into the Agreement, the Company and the Icahn Group entered into a Confidentiality Agreement concurrently with the appointment of the Icahn Designees to the Board.

Human Capital Resources. The Company’s global workforce is the backbone of its business and is the focus of the Working Together pillar of the Company’s Twentyby30 sustainability program. The Company has built a Total Safety Culture that provides the framework for all health and safety initiatives across the Company and empowers employees to take a proactive role in their safety and that of their peers. For more information, see “Human Capital” on page 5 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Shareholder Engagement. See “Shareholder Engagement” on page 5 in the Proxy Statement Summary.

Communications with the Board of Directors. Shareholders and other interested parties who wish to send communications on any topic to the Independent Lead Director, the independent Directors or the Board as a whole may do so by writing c/o Office of the Corporate Secretary, Crown Holdings, Inc., Hidden River Corporate Center Two, 14025 Riveredge Drive, Suite 300, Tampa, FL 33637. Communications will be forwarded to the Directors if they relate to substantive matters and include information, suggestions or comments that the Independent Lead Director, with the assistance of the Corporate Secretary, deems appropriate for consideration by the Directors.

Company Website. The Company’s Corporate Governance Guidelines and the Charters of the Audit, Compensation and Nominating and Corporate Governance Committees are available on the Company’s website at www.crowncork.com/investors/governance.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions that resulted in the compensation provided for 2022 to the Company’s Chief Executive Officer (“CEO”), the Company’s Chief Financial Officer, the other three Executive Officers who were the highest paid during 2022, as well as a former Executive Officer for whom disclosure would have been provided but for the fact that he was not serving as an Executive Officer at the end of 2022 (collectively, “Named Executive Officers” or “NEOs”). The names of the Company’s 2022 NEOs and their titles at year-end are:

•	Timothy J. Donahue – President and Chief Executive Officer
•	Kevin C. Clothier – Senior Vice President and Chief Financial Officer
•	Gerard H. Gifford – Executive Vice President and Chief Operating Officer
•	Djalma Novaes, Jr. – President – Americas Division
•	Hock Huat Goh – President – Asia Pacific Division
•	Robert H. Bourque – Former President – Transit Packaging Division[1]

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

2022 Say-on-Pay Vote Results. At our Annual Meeting of Shareholders held in April 2022, we held an advisory Shareholder Say-on-Pay vote on the 2021 compensation of our NEOs. Over 94% of the shares voted at last year’s Annual Meeting voted FOR our Say-on-Pay resolution, approving the compensation of our NEOs. The Board’s Compensation Committee (the “Committee”) believes the results of the Say-on-Pay vote show strong support for the performance-based and ownership-oriented compensation philosophy that the Committee utilizes. Accordingly, the Committee did not change its general approach to executive compensation in 2022. The Company added an evaluation criterion for sustainability for the annual Board evaluation of the CEO in 2022. Although the advisory Shareholder vote on executive compensation is non-binding, the Committee will continue to take the outcome of this annual vote into consideration when making compensation decisions for our NEOs.

1 Mr. Bourque ceased to serve as the President of the Transit Packaging Division on July 29, 2022 and his employment with the Company terminated on August 29, 2022.

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At-Risk Compensation. Our executive compensation program is based on our “pay-for-performance” philosophy, as outlined in the following table, with the majority of our NEOs’ total direct compensation “at risk” and tied to the accomplishment of performance objectives.

Compensation Element	Basis for Measurement	Alignment with Pay-for-Performance Philosophy
Annual Cash Compensation
Base Salary	Individual performance based on primary duties and responsibilities and market competitiveness.	Competitive compensation required to attract and retain highly qualified executives.
Annual Incentive Bonus	Economic profit and modified operating cash flow.	Use of economic profit and modified operating cash flow metrics drives long-term operating performance and long-term increase in shareholder value.
Long-Term Equity Compensation
Performance-Based Restricted Stock Awards (approximately two-thirds of total long-term equity compensation)	Total shareholder return relative to industry peer group and return on invested capital versus a target, in each case over a three-year performance period.

Provides incentive to outperform and deliver superior shareholder returns relative to peers and to efficiently utilize the Company’s capital. Aligns NEOs with interests of Shareholders and promotes commitment to the long-term performance of the Company.

Time-Based Restricted Stock Awards (approximately one-third of total long-term equity compensation)	Long-term stock price appreciation.	Aligns NEOs with interests of Shareholders and promotes commitment to the long-term performance of the Company.

The allocation of 2022 target total direct compensation for our CEO and for our other NEOs among these various components is set forth in the materials on page 11 in the Proxy Statement Summary that highlight the Company’s emphasis on “at risk” and equity-based compensation.

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Pay-for-Performance Alignment – Performance-Based Compensation. The Company has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual and long-term goals that will result in improvement in shareholder value. Approximately two-thirds of our NEOs’ share awards are performance-based. Vesting is based on two performance metrics: the Company’s relative total shareholder return (“TSR”) against a peer group and the Company’s return on invested capital (“ROIC”). Annual incentive bonuses are also based on two performance metrics: the Company’s modified operating cash flow (“MOCF”) and its economic profit.

Based on the Company’s over-performance for the measurement periods related to the vesting of performance-based shares in 2020, 2021, 2022 and 2023, the Company’s NEOs, including the CEO, received awards that were 21.3%, 48.5%, 62.6% and 25.7% above target. Based on the Company’s under-performance for the measurement periods related to the vesting of performance-based shares in 2018 and 2019, the Company’s NEOs, including the CEO, forfeited 100% of the targeted vestings of performance-based shares. For 2022, based on the Company’s under-performance on both the MOCF and economic profit components of the annual incentive bonus, corporate-level NEOs (including the CEO) received bonuses that were 63.5% below target. The Committee views these outcomes as demonstrative of the Company’s “pay-for-performance” philosophy.

Role of the Compensation Committee. The Committee currently comprises five Directors, all of whom are independent under the NYSE listing standards. During 2022, the Committee members were Andrea Funk, Stephen Hagge, James Miller, Josef Müller, Jim Turner1 and Marsha Williams. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. To implement this philosophy, the Committee oversees the establishment and administration of the Company’s executive compensation program. The Committee operates under a written charter adopted by the Board of Directors. A copy of this charter is available on the Company’s website at www.crowncork.com/investors/governance/compensation-committee-charter.

Compensation Philosophy and Objectives. The Committee maintains a “pay-for-performance” philosophy toward executive compensation. One of the guiding principles of this “pay-for-performance” philosophy is that the executive compensation program should enable the Company to attract, retain and motivate a team of highly qualified executives who will create long-term value for the Shareholders. To achieve this objective, the Committee has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual and long-term goals that will result in improvement in TSR. To that end, the Committee believes that the executive compensation program should include both cash and equity-based compensation that rewards specific performance by the Company. In addition, the Committee continually monitors the effectiveness of the program to ensure that the compensation provided to executives remains competitive relative to the compensation paid to executives in a peer group comprising select companies in the container and packaging industry and other manufacturing companies.

The Committee annually evaluates the components of the compensation program as well as the desired mix of compensation among these components. The Committee believes that a substantial portion of the direct compensation paid to the Company’s NEOs should be at risk, contingent on the Company’s operating and stock market performance. Consistent with this philosophy, the Committee will continue to place significant emphasis on stock-based and performance-based compensation in an effort to more closely align compensation with Shareholder interests and increase executives’ focus on the Company’s long-term performance. Accordingly, the annual incentive bonus is determined by operating metrics that drive long-term growth and shareholder value,

1 Mr. Turner retired from service as a Director in 2022.

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and approximately two-thirds of the value of the restricted stock granted in 2022 under the Company’s long-term incentive plan is tied to performance of the Company’s TSR versus that of a peer group and return on invested capital versus the Company’s projected three-year average of return on invested capital.

Stock Ownership Guidelines and Share Retention Policy. Consistent with the Committee’s stock ownership-oriented compensation philosophy and its focus on long-term performance, the Company maintains stock ownership guidelines under which our NEOs are expected to own Company Common Stock with a minimum value equal to a multiple of base salary, as set forth in the following table.

Stock Ownership Guidelines Applicable to NEOs
Position	Multiple of Base Salary
CEO	6x
All other NEOs	3x

Until the ownership requirement is satisfied, an NEO is required to retain 50% of the after-tax number of shares of any Common Stock received as the result of an option exercise, vesting of restricted shares or issuance of deferred shares. All the NEOs employed by the Company at year-end either owned more than the minimum level of Common Stock or were otherwise in compliance with the stock ownership guidelines.

Stock Holding Period. Under the Company’s Corporate Governance Guidelines, an NEO is required to retain 50% of the after-tax number of shares of Common Stock received as the result of a restriction lapse for a period of two years.

Prohibition of Hedging and Pledging. Under the Company’s Corporate Governance Guidelines, the Company’s Directors, Officers and other insiders may not engage in any form of hedging or pledging transactions with respect to Company securities.

Committee Process. The Committee meets as often as necessary to perform its duties and responsibilities. During 2022, the Committee met five times. The Committee usually meets with the CEO and, when appropriate, with other Company Officers and outside advisors. In addition, the Committee periodically meets in executive session without management present.

Setting of Meeting Agenda. The Committee’s meeting agenda is normally established by the Committee Chair in consultation with the CEO and the Sr. Vice President of Human Resources. Committee members receive and review materials in advance of each meeting. Depending on the meeting’s agenda, such materials may include: financial reports regarding the Company’s performance, reports on achievement of corporate objectives, reports detailing executives’ stock ownership and stock awards and information regarding the compensation programs and compensation levels of certain peer group companies.

Use of Tally Sheets. The Committee reviews tally sheets when setting annual compensation for the NEOs. These tally sheets allow the Committee to review each NEO’s compensation on an aggregate basis and to see how a change in any one component affects each NEO’s total compensation. For 2022, the Committee used the tally sheet information to review total compensation, the current mix of compensation (e.g., cash versus equity), issues of internal pay equity, total value of Company stock held by each NEO, payouts under certain potential termination scenarios, the aggregate value of retirement benefits and interest rate sensitivity of retirement benefits.

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Retention of Compensation Consultants. The Committee’s charter authorizes the Committee, in its sole discretion, to retain, oversee and terminate consultants to assist it in the evaluation of compensation for the NEOs. The Committee has sole authority to approve the fees and other retention terms of any such consultants.

Role of Executive Officers in Compensation Decisions. The Committee makes all decisions regarding the CEO’s compensation. Decisions regarding the compensation of other NEOs are made by the Committee in consultation with, and upon the recommendation of, the CEO. In this regard, the CEO provides the Committee with evaluations of business goals and objectives and executive performance and recommendations regarding salary levels, equity grants and other incentive awards.

Executive Compensation Consultant. Pursuant to its authority under its charter to retain compensation consultants, the Committee engaged Pay Governance LLC, an executive compensation consulting firm, to act as its independent advisor with respect to 2022 compensation decisions.

Consultant Independence. All services provided by Pay Governance to the Committee are conducted under the direction and authority of the Committee, and all work performed by Pay Governance must be pre-approved by the Committee. Pay Governance does not provide any other services to the Company, and neither Pay Governance nor the individuals affiliated with Pay Governance who provide services to the Company own any shares of the Company’s Common Stock. There are no personal or business relationships between the Pay Governance consultants and any executive of the Company. In addition, there are no personal relationships between the Pay Governance consultants and any member of the Committee. Pay Governance maintains a detailed conflict of interest policy in order to ensure that compensation committees receive conflict-free advice.

Use of Benchmarking. In advising the Committee regarding 2022 compensation for our NEOs, Pay Governance developed competitive compensation levels by establishing a benchmark match for each NEO position in the competitive market. Competitive levels were developed for the following elements of pay:

•	base salary
•	target annual incentive
•	target total cash compensation (base salary plus target annual incentive)
•	long-term equity incentives
•	target total direct compensation (target total cash compensation plus the target value of long-term equity incentives)
•	annualized value of retirement benefits
•	target total remuneration (target total direct compensation plus the annualized value of retirement benefits)

Peer Group Composition. In establishing its benchmarks for each of the NEOs, Pay Governance gathered data for 15 companies, or divisions of companies, defined as the “Peer Group.”1 Members of the Peer Group are manufacturing companies of similar scope and are generally from the following three categories: (i) other container and packaging industry companies, (ii) current or potential suppliers to the Company and (iii) current or potential customers of the Company. The Peer Group comprises the following companies:

1 Dean Foods was removed from the 2022 Peer Group as it ceased to be a public company for which compensation data is available.

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• Avery Dennison Corporation	• O-I Glass
• Ball Corporation	• PPG Industries
• Campbell Soup Company	• SC Johnson & Son
• Colgate Palmolive Company	• Sealed Air Corporation
• Eastman Chemical Company	• The Sherwin-Williams Company
• Greif	• United States Steel Corporation
• Keurig Dr Pepper	• WestRock
• Nestlé USA

Specific benchmark levels were developed using regression analysis to size-adjust the market data to reflect the Company’s corporate revenue or the individual business unit revenue, when appropriate. To provide a broader frame of reference, Pay Governance also analyzed each NEO position against general industry data.

Compensation Strategy for CEO. The evaluation of the CEO’s performance and the setting of his compensation is one of the fundamental duties of the Committee. In determining the CEO’s compensation for 2022, the Committee evaluated the CEO’s performance and the Company’s performance in the prior year and since Mr. Donahue became CEO in 2016.  In evaluating the CEO’s performance, the Committee considered the Company’s overall financial, operational and strategic results. In addition, the Committee continued to focus on the Company’s development during Mr. Donahue’s tenure in several key areas that the Committee believes are essential to increase shareholder value, including:

•	Strong operating performance. For the year, diluted earnings per share were $5.99 per share, reflecting strong returns from prior year investments, and are the highest since Mr. Donahue became CEO in 2016 despite global inflation and record energy prices in Europe in 2022.
•	Investment in growth markets. In response to global beverage can growth opportunities identified by management in prior years, during 2022 the Company completed a new two-line plant in Uberaba, Brazil and added production lines to existing plants in Monterrey, Mexico and Phnom Penh, Cambodia. The Company began construction of new two-line can plants in Martinsville, Virginia and Mesquite, Nevada and a new multi-line plant in Peterborough, United Kingdom. Additional beverage production lines are currently being installed at existing plants in Parma, Italy and Agoncillo, Spain. The Company supplemented its food can capacity for pet foods with a third two-piece steel production line in the Owatonna, Minnesota plant and began installation of a pet food can line in the Dubuque, Iowa plant.
•	Return of capital to Shareholders. Consistent with the Company’s long-standing objective, the Company returned over $800 million of capital to Shareholders during 2022 through the repurchase of $722 million (or 5%) of its outstanding Common Stock and the payment of cash dividends totaling $106 million.
•	Strong Balance Sheet. The Company is well positioned for the future after investing over $2.2 billion since 2020 in capital projects to grow global beverage and food can capacity and returning over $1.9 billion to Shareholders while maintaining a manageable debt level. The Company has no significant near term debt maturities until September 2024 and the Company successfully refinanced its revolving credit facility in 2022.
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•	Sustainability. Under Mr. Donahue’s leadership, the Company has continued its commitment to reduce its impact on the environment and the communities in which it operates by, among others, efficiently managing and conserving resources and bringing innovation to the market. In 2020, Crown established its comprehensive Twentyby30TM sustainability strategy, which encompasses the material aspects of the Company’s strategy into 20 measurable goals to be achieved by 2030 or sooner. The strategy’s main climate-related goal of achieving a 50% reduction in Scope 1 and 2 emissions is on track, with an 11% reduction from the 2019 baseline already being achieved by 2022. The Company has also expanded its climate commitments by signing The Climate Pledge, a commitment to be net-zero by 2040, 10 years ahead of the Paris Agreement. The Company was again recognized in 2022 by the ratings agency Sustainalytics as a Top Performer in regard to Environmental, Social and Governance (ESG) factors. Crown was also recognized by Newsweek as one of America’s Most Responsible Companies. Also in 2022, Crown helped sponsor (along with the Can Manufactures Institute, the International Aluminium Institute and Ardagh Metal Packaging) the inaugural Global Aluminium Can Sustainability Summit to focus on industry decarbonization and to continue making the beverage can the most sustainable package. Crown was ranked in the top 100 companies in Forbes’ inaugural (2022) “World’s Top Female-Friendly Companies” list, which evaluates employers on criteria including parental leave, promotion of gender equality and representation at equity board levels.

CEO Target Compensation. The Committee uses the 50th percentile of the Peer Group’s target total direct compensation as a guidepost in determining CEO compensation.

The specific components of Mr. Donahue’s 2022 compensation were set as follows:

Base Salary	$1,315,000
Target Annual Incentive	1,643,750
Target Long-Term Equity Incentive	7,364,000
Target Total Direct Compensation	10,322,750

In conjunction with the Committee’s emphasis on stock-based compensation, approximately 72% of the CEO’s 2022 target total direct compensation was in the form of Company Common Stock.

Compensation Strategy for NEOs other than the CEO. For 2022, the Committee generally continued following its market-based compensation strategy for NEOs (excluding the CEO):

•	Pay levels were evaluated relative to the Peer Group as the primary market reference point. In addition, general industry data was reviewed as an additional market reference and to ensure robust competitive data.
•	Target total cash compensation and target total direct compensation levels were set towards the middle range of the Peer Group. The Committee used the 50th percentile of the Peer Group’s target total cash compensation and target total direct compensation as a market check in determining compensation. However, the 50th percentile is a guidepost and not an absolute target.
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Components of Compensation. For 2022, the principal components of compensation for NEOs were base salary, annual incentive bonus, long-term equity incentives, retirement benefits and perquisites.

Base Salary. The Company provides NEOs with base salaries to compensate them for services rendered during the year. The Committee recognizes that competitive salaries must be paid in order to attract and retain high-quality executives. Normally, the Committee reviews NEO salaries at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year. However, in special circumstances, such as a promotion or increased responsibilities, the Committee may act to increase an NEO’s salary during the year.

2022 Base Salaries. The Committee has determined that base salary levels for the NEOs should be targeted towards the middle range of the Peer Group. Consistent with this market-based pay strategy, the Committee approved increases in the base salaries of the NEOs in order to move them in line with the middle range of the Peer Group. Mr. Clothier was promoted to Chief Financial Officer effective January 1, 2022. In light of this new role, the Committee set Mr. Clothier’s initial compensation near the 25th percentile of the Peer Group with a plan to increase his compensation closer to the 50th percentile over time, based on job performance. Base salaries for each of the NEOs for 2022 were as set forth in the following table.

Name	2022 Base Salary
Timothy Donahue	$1,315,000
Kevin Clothier	535,000
Gerard Gifford	805,000
Djalma Novaes	650,000
Hock Huat Goh	517,500[1]
Robert Bourque	600,000

Annual Incentive Bonus. Annual cash bonuses are included as part of the executive compensation program because, consistent with our “pay-for-performance” philosophy, the Committee believes that a meaningful portion of each NEO’s compensation should be contingent on success in achieving annual goals that drive the long-term operating performance of the Company. NEOs are eligible for annual cash bonuses under our Economic Profit Incentive Plan (the “EP Plan”). For 2022, our NEOs were eligible to receive annual incentive bonuses under the EP Plan upon the achievement of specified levels of economic profit and modified operating cash flow. The Committee believes the use of economic profit and modified operating cash flow as key performance measures under the EP Plan drives the Company’s long-term operating performance and is closely correlated with long-term increase in shareholder value. The maximum payout under the EP Plan is limited to two times the target bonus, with no excess carried forward into subsequent years.

1 Converted from Singapore Dollars.

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2022 Bonus Opportunities and Results. For 2022, the Committee assigned each NEO an annual target level under the EP Plan together with a maximum annual bonus opportunity as a percentage of each NEO’s base salary. Based upon the Peer Group information provided by Pay Governance and the consideration of NEO performance and internal equity, the Committee determined that the target and maximum bonus opportunities for the NEOs for 2022 should be the same as in 2021, except for Mr. Donahue, whose target bonus was increased from 120% to 125% of base salary, and Mr. Clothier, whose target bonus was increased from 40% to 80% of base salary in connection with his promotion to Chief Financial Officer. The 2022 minimum, maximum and target bonus opportunities together with actual bonuses paid to the NEOs were as follows:

Name	Minimum Bonus as a Percentage of Base Salary	Maximum Bonus as a Percentage of Base Salary	Target Bonus as a Percentage of Base Salary	Target Bonus Amount	Actual Bonus Amount
Timothy Donahue	0%	250%	125%	$1,643,750	$599,969
Kevin Clothier	0%	160%	80%	428,000	156,220
Gerard Gifford	0%	190%	95%	764,750	279,134
Djalma Novaes	0%	160%	80%	520,000	557,960
Hock Huat Goh	0%	160%	80%	414,000	30,222
Robert Bourque[1]	0%	160%	80%	480,000	93,120

Performance Measures. Bonus amounts under the EP Plan were based on the following performance measures:

•	economic profit – defined generally as net operating profit after tax less cost of capital employed as adjusted for certain items, including currency exchange rates and acquisitions/divestitures
•	modified operating cash flow – defined generally as earnings before interest, taxes, depreciation and amortization reduced by capital spending and adjusted for certain items, including changes in year-end trade working capital

Cost of Capital. For purposes of calculating economic profit under the EP Plan, cost of capital employed was defined as the average capital employed multiplied by the weighted average cost of capital. Capital employed was generally defined as total assets less non-interest bearing liabilities and is adjusted for certain items. The following items were excluded from capital employed: investments, net goodwill and intangibles, pension and post-employment assets and liabilities and deferred tax assets and liabilities. Invested capital may also be adjusted for additional capital employed at the direction of the Company’s corporate office or in accordance with overall corporate objectives. For 2022, the EP Plan used a cost of capital of 9%, which approximates the Company’s actual cost of capital.

Weighting of Performance Measures. In early 2022, the Committee established target levels of performance for each performance measure. At year-end, the Committee assessed the actual results versus the targets in determining awards. The Committee must approve all awards, and all awards are subject to review and downward discretionary adjustment by the Committee.

1 As a component of Mr. Bourque’s severance benefits, he was eligible for a pro-rated bonus for 2022.

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An NEO’s actual bonus amount was determined by: (i) multiplying the NEO’s target bonus amount by the actual percentage earned for each of the two performance measures, (ii) weighting each performance measure in accordance with a pre-specified formula, (iii) adding the results together to determine the overall payout factor and (iv) if applicable, reducing the overall payout to the maximum of 200% of the target bonus amount.

As the achievement of each of economic profit and modified operating cash flow increases in excess of respective performance targets, the percentage of each NEO’s target bonus payable with respect to such performance measure also increases. In the case of modified operating cash flow, up to 125% of the target bonus amount will be paid, in incremental increases, as the achievement level increases from 100% to 110% of the performance target. Conversely, the percentage of the target bonus amount payable with respect to modified operating cash flow decreases as achievement falls below 100% of the applicable performance target, with no amount being payable for achievement levels at or below the threshold of 80% of the applicable performance target. The modified operating cash flow component of the EP Plan was determined based upon actual performance compared to a budgeted modified operating cash flow amount.

The economic profit component of the EP Plan was determined by relating current-year economic profit to prior years economic profit, adjusted for currency fluctuations and divestitures. In the case of economic profit, up to 125% of the target bonus amount will be paid, in incremental increases, as the achievement level increases from 100% to 110% of the performance target. Conversely, the percentage of the target bonus amount payable with respect to economic profit decreases as achievement falls below 100% of the applicable performance target, with no amount being payable for achievement levels at or below the threshold of 80% of the applicable performance target. No portion of the target bonus amount will be paid for economic profit arising from accounting changes or similar non-cash items.

Notwithstanding the ability to earn up to 125% of the target bonus amount under each of the two tests (modified operating cash flow and economic profit), the maximum aggregate bonus opportunity is capped at 200% of the target bonus amount for all NEOs, with no excess carried forward into subsequent years.

Setting of Target Performance Levels. Generally, the Committee attempts to set the target performance levels so that the relative difficulty of achieving the targets is consistent among the NEOs in any one year and for each NEO from year to year. In making this determination the Committee may consider specific circumstances experienced by the Company in prior years or that the Company expects to face in the coming year. For example, with respect to modified operating cash flow, targets may be set below prior year actual results due to the forecasted increases in capital investment (property, plant and equipment and working capital) required for the Company’s capacity expansion, forecasted increases in working capital, higher input costs due to price increases by suppliers and variances in average trade working capital. In addition, target performance levels are subject to adjustment for special circumstances such as currency exchange rate fluctuations, acquisitions and divestitures.

The economic profit and modified operating cash flow thresholds and targets for 2022 were set at the Company level for the CEO, Chief Financial Officer and Chief Operating Officer. For division-level NEOs (Messrs. Novaes, Goh and Bourque), economic profit and modified operating cash flow thresholds and targets include both division-level and Company-level metrics. The applicable thresholds, targets and actual achievement levels for 2022 are set forth for each NEO in the following table.

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Name	Economic Profit (in millions)			Modified Operating Cash Flow (in millions)
	Threshold	Target	Actual	Threshold	Target	Actual
Timothy Donahue	$486.8	$608.5	$575.9	$692.3	$865.7	$315.0
Kevin Clothier	486.8	608.5	575.9	692.3	865.7	315.0
Gerard Gifford	486.8	608.5	575.9	692.3	865.7	315.0
Djalma Novaes (1)	245.7	307.1	351.8	431.3	539.1	154.8
Hock Huat Goh (1)	35.6	44.5	26.8	82.4	103.1	(35.9)
Robert Bourque (1)	109.4	136.8	124.4	295.0	368.8	263.5
____________________
(1)	The threshold and target numbers presented here for Messrs. Novaes, Goh and Bourque are their respective division-level numbers. To the extent that Company-level performance is included in computing their actual bonuses as explained above, the applicable threshold and target numbers with respect to Company-level performance are the same as set forth for Messrs. Donahue, Clothier and Gifford.

2022 Bonus Calculations. Messrs. Donahue, Clothier and Gifford received bonuses under the EP Plan equal to 36.5% of their respective target bonus amounts. For Messrs. Donahue, Clothier and Gifford, 0% was attributable to modified operating cash flow and 36.5% to economic profit. Mr. Novaes received a bonus under the EP Plan equal to 107.3% of his target bonus amount, 0% attributable to modified operating cash flow and 107.3% to economic profit. Mr. Goh received a bonus under the EP Plan equal to 7.3% of his target bonus amount, 0% attributable to modified operating cash flow and 7.3% to economic profit. As a component of Mr. Bourque’s severance benefits, he was eligible to receive a pro-rated bonus for 2022. Mr. Bourque received a pro-rated bonus under the EP Plan, which was calculated based on a full-year award of 29.1% of his target bonus amount, 0% attributable to modified operating cash flow and 29.1% to economic profit.

Long-Term Equity Incentives. The Committee believes that equity-based incentives, delivered through annual grants of time-based restricted stock and performance-based restricted stock, are an important link between executive and Shareholder interests. Because the Committee believes that a significant portion of the benefits realized from long-term equity-based incentive grants should require continuous improvement in value created for the Shareholders, approximately two-thirds of the targeted value of stock awards to NEOs is performance-based. In the 2022 grants, the Company used relative total shareholder return (“TSR”) and return on invested capital (“ROIC”) as the two performance metrics for purposes of vesting performance-based shares. The Committee believes that the use of TSR and ROIC aligns the long-term incentive plan with the Company’s long-term objectives and with current peer practices. Although the Committee may vary the size of annual grants based on the Company’s and executive’s performance, the total annual equity award granted to each NEO is generally determined based upon the difference between the total direct compensation target established by the Committee, using the competitive market benchmarking and internal factors described above, and the sum of the NEO’s base salary and target annual incentive bonus. See “Compensation Strategy for CEO” and “Compensation Strategy for NEOs other than the CEO.”

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Equity awards to NEOs are generally made by the Committee each year in the form of restricted stock as part of the normal annual compensation review cycle. The awards for a particular year generally occur in January or February. In addition, the Committee may approve equity awards for newly-hired executives or in recognition of an executive’s promotion or expansion of responsibilities.

The Committee approved the following award structure for 2022:

•	Target Award Levels. Award levels were generally set to deliver target total direct compensation (sum of base salary, annual and long-term equity incentives) in the middle range of the Peer Group after taking into account the competitive positioning of the executives’ target total cash compensation.
•	Performance-Based Restricted Stock. Approximately two-thirds of an NEO’s targeted long-term equity incentive was delivered in performance-based restricted stock, approximately half of which may be earned based on the Company’s TSR relative to a group of industry peers over a three-year performance period and approximately half of which may be earned based on ROIC over the same three-year performance period relative to the Company’s projected three-year average of return on invested capital. A target number of shares was established for 2022 for each NEO, as set forth in the “Grants of Plan-Based Awards” table in the Executive Compensation section below. Actual vesting of performance-based share awards generally will not occur until the third anniversary of the grant date, if at all. The Committee believes that, in addition to linking a substantial portion of an NEO’s compensation to the long-term performance of the Company, the three-year vesting structure provides a strong retention element because an NEO terminating employment (other than for retirement with Committee approval, disability or death) will forfeit unvested awards.
•	Time-Based Restricted Stock. Approximately one-third of an NEO’s targeted long-term equity incentive was delivered in time-based restricted stock that vests in equal annual installments over three years from the date of the award in the amounts set forth in the “Grants of Plan-Based Awards” table in the Executive Compensation section below.

Industry Peer Group Composition. The Committee believes that for purposes of comparing TSR it is appropriate to utilize a recognized publicly available index of container and packaging industry companies as the peer group. As a result, with respect to determining shareholder return for 2022 grants, the Committee used the Dow Jones U.S. Containers & Packaging Index, currently comprised of the Company and the following other companies:

• Amcor	• International Paper
• AptarGroup	• Packaging Corporation of America
• Ardagh Metal Packaging	• Sealed Air Corporation
• Avery Dennison Corporation	• Silgan Holdings
• Ball Corporation	• Sonoco Products Company
• Berry Global Group	• WestRock
• Graphic Packaging
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Performance Vesting Schedule for TSR-Based Awards. The Committee determined that, for the portion of performance-based shares vesting on the basis of TSR, such shares would vest based on the following schedule.

TSR Percentile Ranking Versus Peers	Percentage of Shares Vesting
90th or Above	200%
75th – 89th	150-199%
50th – 74th	100-149%
40th – 49th	50-99%
25th – 39th	25-49%
Below 25th	0%

Calculation of TSR. TSR is calculated by dividing the closing share price of a company’s common stock on the ending date of the applicable three-year calendar period plus cumulative dividends during such period, if any, by the closing share price of such company’s common stock on the beginning date of the applicable period. In the event that the Company’s TSR percentile ranking is between the specified percentiles, the vesting percentage is pro-rated on a straight-line basis.

Performance Vesting Schedule for ROIC-Based Awards. The Committee determined that, for the portion of performance-based shares vesting on the basis of ROIC, such shares would vest on the following schedule.

ROIC	Percentage of Shares Vesting
14.0% or Above	200%
13.0%	100%
12.0%	25%
Below 12.0%	0%

Calculation of ROIC. ROIC is calculated by dividing the Company’s after-tax segment income from continuing operations, adjusted for pension and post-retirement expenses, by the average invested capital. ROIC is subject to adjustment for foreign exchange, acquisitions and divestitures, and non-recurring and other significant non-operational items. The target is equal to the Company’s projection of its three-year average of ROIC of 13.0%. In the event that the Company’s ROIC is between the specified percentiles, the vesting percentage is pro-rated on a straight-line basis.

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2022 Long-Term Equity Incentive Awards. The first table below sets forth the number of time-based restricted shares granted to the NEOs for 2022. The second table below sets forth the target number of performance-based restricted shares granted to the NEOs for 2022 as well as the minimum and maximum number of performance-based shares that may vest. Vesting of performance-based share awards is based on two criteria: the Company’s TSR relative to the industry peer group over the applicable performance period and the Company’s ROIC over the same three-year performance period relative to the Company’s projected three-year average of ROIC. The tables also set forth the fair value of the shares on the date of grant. With respect to the annual 2022 grants awarded to the NEOs, the grant-date fair value of the time-based restricted stock and ROIC performance-based shares is $108.12 and is based on the closing price of the Company’s Stock on the date prior to the date of grant, as adjusted to take into account that holders of unvested shares are not eligible for and do not receive dividends while such shares remain unvested. The grant-date fair value of the TSR performance-based shares is $116.21 and is based on a Monte Carlo valuation model.

Name	Time-Based Restricted Stock
	Shares	Award Value
Timothy Donahue	22,703	$2,454,648
Kevin Clothier	3,464	374,528
Gerard Gifford	6,080	657,370
Djalma Novaes	3,507	379,177
Hock Huat Goh	2,154	232,890
Robert Bourque[1]	3,145	340,037

1 In connection with his departure, Mr. Bourque forfeited his 2022 long-term equity incentive award.

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Name	Performance-Based Restricted Stock
	TSR-Based Award				ROIC-Based Award
	Target Shares	Award Value	Minimum Shares	Maximum Shares	Target Shares	Award Value	Minimum Shares	Maximum Shares
Timothy Donahue	21,123	$2,454,704	0	42,246	22,703	$2,454,648	0	45,406
Kevin Clothier	3,223	374,544	0	6,446	3,464	374,528	0	6,928
Gerard Gifford	5,657	657,400	0	11,314	6,080	657,370	0	12,160
Djalma Novaes	3,263	379,193	0	6,526	3,507	379,177	0	7,014
Hock Huat Goh	2,004	232,885	0	4,008	2,154	232,890	0	4,308
Robert Bourque[1]	2,926	340,030	0	5,852	3,145	340,037	0	6,290

Pay-for-Performance Alignment – Performance-Based Compensation. In 2023, 25.7% more performance shares vested above the target established for the Company’s NEOs, including the CEO, at the time they were awarded in 2020. The outcome was attributable to under-achievement on the TSR metric that resulted in an award of 54.4% less than the target established in 2020 and over-achievement of the ROIC target that resulted in an award of 100% over the target established in 2020. For 2022, based on the Company’s under-performance of both the MOCF and economic profit components of the Annual Incentive Bonus, corporate-level NEOs, including the CEO, received bonuses that were 63.5% below target. The Company over-achieved for the measurement periods related to the vesting of performance-based shares in 2022, 2021 and 2020, so the Company’s NEOs, including the CEO, received awards that were 62.6%, 48.5% and 21.3%, respectively, above target. Based on the Company’s under-performance for the measurement periods related to the vesting of performance-based shares in 2018 and 2019, the Company’s NEOs, including the CEO, forfeited 100% of the performance-based shares targeted for vesting in 2018 and 2019. The Committee views these outcomes as demonstrative of the Company’s “pay-for-performance” philosophy.

Clawback Policy. Beginning with 2021 grants, the Company adopted a new clawback policy applicable to performance-based equity awards. Under the clawback policy, if the Company is required to restate its financial statements resulting in the Company’s financial results being reduced such that an equity award (or any portion thereof) would not have been awarded or would have been smaller, the Committee may reduce such equity award and recoup from the recipient shares or cash if the Committee determines, in its sole discretion, that the recipient engaged in intentional misconduct or fraud that resulted in the financial restatement. The Company previously established a similar policy with respect to its annual non-equity incentive bonus plan. In 2022, the SEC adopted a final rule requiring national securities exchanges to establish listing standards that require public companies to develop, enforce and disclose a clawback policy. The Company expects to update its current clawback policy in 2023 after the New York Stock Exchange standards are updated to comply with the SEC final rule.

1 In connection with his departure, Mr. Bourque forfeited his 2022 long-term equity incentive award.

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Retirement Benefits. To attract and retain highly qualified senior executives and as an incentive for long-term employment, the Company maintains a number of retirement plans.

U.S. Pension Plan. In the United States, the Company maintains a defined benefit pension plan (the “U.S. Pension Plan”) for certain eligible employees in which all U.S.-based NEOs participate. The U.S. Pension Plan is designed and administered to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The U.S. Pension Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years prior to employment termination. For purposes of the U.S. Pension Plan, earnings consist of salary excluding any bonus. These average earnings are multiplied by 1.25% and by years of service, which yields the annual Company-funded pension benefit. Under U.S. federal law for 2022, benefits from the U.S. Pension Plan are limited to $245,000 per year and may be based only on the first $305,000 of an employee’s annual earnings.

Senior Executive Retirement Plan. Because of the benefit limits under the U.S. Pension Plan described above, the Company provides additional retirement benefits to Messrs. Donahue, Gifford, Novaes and Bourque under the Senior Executive Retirement Plan (“SERP”). The annual benefit for executives eligible to participate in the SERP is based upon a formula equal to (i) 2.0% of the average of the five highest consecutive years of earnings (consisting of salary and bonus, but excluding stock compensation, and determined without regard to the limits imposed on tax-qualified plans) during the last 10 years of employment times years of service up to twenty years plus (ii) 1.45% of such average earnings for the next fifteen years of service plus (iii) at the discretion of the Committee, 1% of such average earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits attributable to employment with the Company and the Company-funded portion of the executive’s pension plan benefits. In the case of Mr. Gifford, the SERP is also reduced by his benefit under the Company’s Restoration Plan (described below). The ultimate amount to be paid to each NEO under the SERP is subject to interest rate sensitivity. See footnote 4 on page 61 for more information.

All benefits earned under the SERP are paid in a lump sum. If an NEO with a vested retirement benefit under the SERP dies prior to termination of employment, the NEO’s surviving spouse (but not other named beneficiaries) will be entitled to a 50% survivor benefit. The SERP also provides a lump-sum death benefit of five times the imputed annual retirement benefit payable to the NEO’s named beneficiaries.

SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates, total disability or upon a “change in control” of the Company. Messrs. Donahue, Gifford, Novaes and Bourque are vested.

Restoration Plan. Messrs. Gifford (prior to his participating in the SERP) and Clothier are participants in the Company’s Restoration Plan. Participants in the Restoration Plan receive supplemental retirement benefits equal to the difference between (i) the benefits that they would have accrued under the U.S. Pension Plan if their target bonus amounts were included in compensation for purposes of calculating their benefits under that plan and if certain statutory benefit limits did not apply and (ii) the benefits that they actually accrue under the U.S. Pension Plan. As described above, the benefits to which Mr. Gifford is entitled under the SERP will be offset by the benefits to which he is entitled under the Restoration Plan.

Retirement Allowance. Pursuant to the terms of his employment agreement, Mr. Goh is entitled to a retirement benefit equal to two times his base salary. See “Employment Agreements and Potential Payments upon Termination” on page 62 for a description of Mr. Goh’s employment agreement. Mr. Goh’s retirement benefit is paid in a lump sum.

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U.S. Defined Contribution Plan. The Company also maintains a tax-qualified 401(k) Retirement Savings Plan to which all U.S. salaried employees, including all U.S.-based NEOs, are able to contribute a portion of their salaries on a pre-tax basis. Subject to certain Code limits, for each of our eligible NEOs, the Company will match 50% of the first 3% of salary that is contributed to this 401(k) plan.

Perquisites. The Company provides the NEOs with a limited number of perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key executives. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties.

Severance. The Company has employment agreements with all of the NEOs. In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances. In 2022, Mr. Bourque’s employment with the Company was terminated, and he received certain severance payments and benefits. For more information regarding potential severance payments and benefits with respect to the NEOs generally and the severance payments and benefits in connection with Mr. Bourque’s termination of employment, see “Employment Agreements and Potential Payments upon Termination” in the Executive Compensation section below. The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Tax Deductibility of Executive Compensation. Pursuant to Section 162(m) of the Code, compensation paid or accrued by the Company for U.S. federal income tax purposes in excess of $1 million with respect to each of our CEO, our Chief Financial Officer and our other NEOs is not tax deductible. The Company’s compensation of any individual who is a “covered employee” (as defined in Section 162(m) of the Code) will remain subject to the annual $1 million tax deductibility limit regardless of loss of status as an NEO or termination of employment.  The Committee believes that Shareholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even if such compensation results in non-deductible expenses under applicable law.

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COMPENSATION COMMITTEE REPORT

As required by Item 402(b) of Regulation S-K, the Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted on February 22, 2023 by the members of the Compensation Committee.

Stephen Hagge, Chair

Andrea Funk

James Miller

Josef Müller

Marsha Williams

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists certain information regarding compensation earned during the Company’s last three fiscal years by the Company’s Chief Executive Officer, Chief Financial Officer and other three Executive Officers who were the highest paid during 2022. This table and certain other tables in this Section also include information about Mr. Robert Bourque, who served in an executive officer capacity until July 29, 2022 and whose employment with the Company terminated on August 29, 2022.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total Compensation

Timothy Donahue	2022	$1,315,000	$7,364,000	$599,969	$0	$21,167	$9,300,136
President and Chief Executive Officer	2021	1,260,000	6,368,770	3,024,000	1,106,979	55,316	11,815,065
	2020	1,200,000	6,239,951	2,880,000	5,714,297	1,486,791	17,521,039

Kevin Clothier (4)	2022	535,000	1,123,600	156,220	0	4,575	1,819,395
Senior Vice President and Chief Financial Officer

Gerard Gifford	2022	805,000	1,972,140	279,134	0	10,015	3,066,289
Executive Vice President and Chief Operating Officer	2021	780,000	1,857,474	1,482,000	0	66,651	4,186,125
	2020	745,000	1,825,533	1,415,500	1,230,335	436,704	5,653,072

Djalma Novaes	2022	650,000	1,137,547	557,960	0	46,141	2,391,648
President – Americas Division	2021	620,000	1,054,698	948,352	235,099	163,461	3,021,610
	2020	600,000	1,050,026	960,000	1,516,241	401,094	4,527,361

Hock Huat Goh (4) (5)	2022	517,500	698,665	30,222	0	1,141,474	2,387,861
President – Asia Pacific
Division

Robert Bourque (6)	2022	400,000	0	93,120	0	986,906	1,480,026
Former President - Transit	2021	575,000	950,074	737,840	350,458	319,197	2,932,569
Packaging Division	2020	550,000	935,019	660,000	1,731,920	372,938	4,249,877

(1)	The amounts in this column, computed in accordance with current Financial Accounting Standards Board guidance for accounting for and reporting of stock-based compensation, represent the aggregate grant-date fair value of time-based restricted stock and performance-based restricted stock awards (market condition for TSR, performance condition for ROIC and assuming that the target level of performance conditions were achieved) issued by the Company for the respective fiscal years. The grant-date fair market values of the time-based restricted stock awards were as follows: Mr. Donahue: $2,454,648 for 2022, $2,132,414 for 2021 and $2,079,981 for 2020; Mr. Clothier: $374,528 for 2022; Mr. Gifford: $657,370 for 2022; $621,930 for 2021 and $608,533 for 2020; Mr. Novaes: $379,177 for 2022, $353,151 for 2021 and $350,003 for 2020;
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Mr. Goh: $232,890 for 2022; and Mr. Bourque: $318,110 for 2021 and $311,684 for 2020. Mr. Bourque forfeited his 2022 award on his departure. The grant-date fair market values of the performance-based restricted stock, assuming instead that the highest level of performance conditions were to be achieved, would be as follows: Mr. Donahue: $9,818,704 for 2022, $8,472,712 for 2021 and $8,024,762 for 2020; Mr. Clothier: $1,498,144 for 2022; Mr. Gifford: $2,629,540 for 2022, $2,471,088 for 2021 and $2,347,651 for 2020; Mr. Novaes: $1,516,740 for 2022, $1,403,094 for 2021 and $1,350,374 for 2020; Mr. Goh: $931,550 for 2022; and Mr. Bourque: $1,263,928 for 2021 and $1,202,442 for 2020. Upon his departure, Mr. Bourque forfeited his 2022 award. If the minimum level of performance conditions were not to be achieved, the value of the performance-based restricted stock awards would be $0 in all cases. Further detail surrounding the shares awarded, the method of valuation and the assumptions made are set forth in Note W, “Stock-Based Compensation” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. There can be no assurance that the amounts related to performance-based shares will ever be realized by the NEOs.

(2)	Positive amounts in this column reflect the increase in actuarial lump-sum present value of defined benefit retirement plans, including supplemental plans, for the respective fiscal years. A decrease in actuarial lump-sum present value is required to be excluded from the amount reported in this column and is indicated in this column with a zero value. For 2022, due to interest rate increases, each of the NEOs participating in a defined benefit retirement plan had a decrease in the actuarial lump-sum present value of his benefits. Actuarial valuations were based on assumptions that were in accordance with the guidelines of FASB ASC Topic 715 and that are discussed in Note R, “Pension and Other Postretirement Benefits” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Not all of the pension benefits payable to our NEOs will be paid in a lump sum. Future changes in interest rates could cause significant changes in the lump-sum value of such benefits. See footnote 4 on page 61 for more information. The change in value represents the difference between the highest year-end value disclosed for such benefit in prior years and the value of such benefit at the end of the reporting year.
(3)	The amounts in this column for 2022 include the following items:
	T. Donahue	K. Clothier	G. Gifford	D. Novaes	H. Goh	R. Bourque
Change in Value of SERP Life Insurance	$ 0	$ 0	$ 0	$ 0	$ 0	$ 99,845
FICA on Change in SERP Valuation	16,592	0	5,440	4,166	0	142,009
Defined Contribution Plan Company Contributions *	4,575	4,575	4,575	4,575	6,092	4,575
Relocation Expenses	0	0	0	37,400	0	0
Other	0	0	0	0	1,135,382**	740,477**
Total	$21,167	$4,575	$10,015	$46,141	$1,141,474	$986,906

*	See the “Retirement Benefits” subsection of the Compensation Discussion and Analysis section of this Proxy Statement for a more complete description of the defined contribution benefit plans applicable to the NEOs.
**	Mr. Goh’s “Other” payments include a retirement benefit of $1,088,021 paid in 2022 in anticipation of his upcoming retirement. Mr. Bourque’s “Other” payments consist of certain severance payments and benefits including the following: a lump-sum payment of $600,000; continued coverage in the Company’s health plans of $30,360; forgiveness of repayment of relocation expenses of $85,117; and an outplacement services allowance of $25,000.
(4)	Neither Mr. Clothier nor Mr. Goh were NEOs prior to 2022, so only information related to 2022 is presented.
(5)	Certain components of Mr. Goh’s compensation for 2022 set forth in the table above, including Salary, Non-Equity Incentive Plan Compensation and All Other Compensation, have been converted from Singapore Dollars into U.S. Dollars at the 2022 average exchange rate of $0.75.
(6)	Mr. Bourque received stock awards in 2022 with a total grant date fair value of $1,020,104 (see pp. 49-50), but these were forfeited upon his departure from the Company.
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Grants of Plan-Based Awards

The following table provides information about the annual incentive bonuses that the Company’s NEOs were eligible to receive for 2022 under the Company’s Economic Profit Incentive Plan and stock-based awards granted in 2022 to each of the Company’s NEOs under the Company’s Stock-Based Incentive Compensation Plan. There can be no assurance that the fair value of the performance-based stock awarded to the Company’s NEOs in 2022 will ever be realized by the NEOs. For further information and the assumptions made in determining the grant-date fair values of the stock awards, see Notes A and W to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Name	Grant Dates of Equity Awards	Estimated Future Payouts under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	2022 Grant Date Fair Value of Stock and Option Awards (4) ($)
		Minimum ($)	Target ($)	Maximum ($)	Minimum (Shares)	Target (Shares)	Maximum (Shares)
Timothy Donahue	1/5/2022 (5)	0	1,643,750	3,287,500	0	43,826	87,652	22,703	7,364,000
Kevin Clothier	1/5/2022 (6)	0	428,000	856,000	0	6,687	13,374	3,464	1,123,600
Gerard Gifford	1/5/2022 (7)	0	764,750	1,529,500	0	11,737	23,474	6,080	1,972,140
Djalma Novaes	1/5/2022 (8)	0	520,000	1,040,000	0	6,770	13,540	3,507	1,137,547
Hock Huat Goh	1/5/2022 (9)	0	414,000	828,000	0	4,158	8,316	2,154	698,665
Robert Bourque	1/5/2022 (10)	0	480,000	960,000	0	0	0	0	0

(1)	These amounts represent the range of annual non-equity incentive bonuses for which the NEOs were eligible in 2022 under the Company’s EP Plan. For further information relating to the EP Plan, see “Compensation Discussion and Analysis – Annual Incentive Bonus.” For the actual awards earned under the EP Plan for 2022, see the “Summary Compensation Table” above.
(2)	These amounts represent the range of stock-based compensation that might be realized under the 2022 performance-based restricted stock awards. The potential payouts are based on performance and are therefore at risk. The performance awards make up approximately two-thirds of the stock-based compensation. The first performance measure, representing approximately one-third of the total stock-based compensation (or half of the performance-based portion), is based upon the total shareholder return (“TSR”) achieved by the Company from January 1, 2022 to December 31, 2024 versus the TSR during that same period of a defined peer group of companies that are described in “Compensation Discussion and Analysis – Long-Term Equity Incentives” above. The second performance measure, representing approximately one-third of the total stock-based compensation (or half of the performance-based portion), is based on the Return on Invested Capital (“ROIC”) achieved by the Company from January 1, 2022 to December 31, 2024 compared to the ROIC target established by the Compensation Committee. The vesting of the performance-based shares from the 2022 award will occur in 2025, with the actual number of shares vesting dependent upon the Company’s TSR compared to that of the peer group and performance against the ROIC target. For further details, refer to Note W, “Stock-Based Compensation” to the Company’s financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Rights to the performance-based shares are not forfeited upon death or disability and remain subject to attainment of the performance goal. Performance-based shares may not be forfeited upon retirement at the discretion of the Committee and, if not forfeited, remain subject to attainment of the performance goal. TSR performance-based shares vest upon a “change in control” of the Company based on the Company’s TSR as compared to that of the peer group from January 1, 2022 until the time of the “change in control.” ROIC performance-based shares vest upon a “change in control” of the Company based on the ROIC of the Company compared to that of the ROIC target from January 1, 2022 until the date of the “change in control.”

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(3)	These amounts represent time-based restricted stock awarded in 2022, which constitute approximately one-third of the total stock-based compensation. Time-based restricted stock vests annually over three years from the date of the award. If a participant terminates employment due to retirement (with Committee approval), disability or death, or upon a “change in control” of the Company, vesting of the award accelerates.
(4)	These amounts represent the grant-date fair value of time-based restricted stock and performance-based restricted stock awarded in 2022. The grant-date fair value of the time-based restricted stock and ROIC performance-based shares is $108.12 and is based on the closing price of the Company’s Common Stock on January 4, 2022, as adjusted to take into account that holders of unvested shares are not eligible for and do not receive dividends while such shares remain unvested. The grant-date fair value of the TSR performance-based shares is $116.21 and is based on a Monte Carlo valuation model. The Committee has determined that approximately two-thirds of the targeted value of stock awards to NEOs should be performance-based. In order for the Company in 2022 to deliver two-thirds of the value of an NEO’s targeted long-term equity incentive in performance-based restricted stock, somewhat more than one-third of the total number of shares granted were time-based restricted shares, and somewhat less than two-thirds were performance-based restricted shares because the prescribed valuation methods under FASB ASC Topic 718 result in higher per unit values for TSR performance-based restricted stock than for time-based restricted stock and ROIC performance-based restricted stock. Further details regarding these shares, the method of valuation and the assumptions made are set forth in Note W, “Stock-Based Compensation” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(5)	Represents grant to Mr. Donahue of 66,529 shares of stock-based compensation under the 2013 Stock-Based Incentive Compensation Plan (the “2013 Stock Plan”). Time-based restricted stock totaling 22,703 shares vests over a three-year period as follows: 7,568 shares on January 5, 2023 and January 5, 2024, respectively and 7,567 shares on January 6, 2025. The remaining 43,826 shares of performance-based restricted stock vest on January 6, 2025 as follows: 22,703 shares based on the Company’s ROIC from January 1, 2022 to December 31, 2024 compared to the established ROIC target; 21,123 shares based on the Company’s TSR for that same period versus the TSR of a defined peer group of companies. The final number of performance-based shares actually vesting may vary from 0 to 87,652.
(6)	Represents grant to Mr. Clothier of 10,151 shares of stock-based compensation under the 2013 Stock Plan. Time-based restricted stock totaling 3,464 shares vests over a three-year period as follows: 1,155 shares on January 5, 2023 and January 5, 2024, respectively, and 1,154 shares on January 6, 2025. The remaining 6,687 shares of performance-based restricted stock vest on January 6, 2025 as follows: 3,464 shares based on the Company’s ROIC from January 1, 2022 to December 31, 2024 compared to the established ROIC target; 3,223 shares based on the Company’s TSR for that same period versus the TSR of a defined peer group of companies. The final number of performance-based shares actually vesting may vary from 0 to 13,374.
(7)	Represents grant to Mr. Gifford of 17,817 shares of stock-based compensation under the 2013 Stock Plan. Time-based restricted stock totaling 6,080 shares vests over a three-year period as follows: 2,027 shares on January 5, 2023 and January 5, 2024, respectively, and 2,026 shares on January 6, 2025. The remaining 11,737 shares of performance-based restricted stock vest on January 6, 2025 as follows: 6,080 shares based on the Company’s ROIC from January 1, 2022 to December 31, 2024 compared to the established ROIC target; 5,657 shares based on the Company’s TSR for that same period versus the TSR of a defined peer group of companies. The final number of performance-based shares actually vesting may vary from 0 to 23,474.
(8)	Represents grant to Mr. Novaes of 10,277 shares of stock-based compensation under the 2013 Stock Plan. Time-based restricted stock totaling 3,507 shares vests over a three-year period as follows: 1,169 shares on January 5, 2023, January 5, 2024 and January 6, 2025, respectively. The remaining 6,770 shares of performance-based restricted stock vest on January 6, 2025 as follows: 3,507 shares based on the Company’s ROIC from January 1, 2022 to December 31, 2024 compared to the established ROIC target; 3,263 shares based on the Company’s TSR for that same period versus the TSR of a defined peer group of companies. The final number of performance-based shares actually vesting may vary from 0 to 13,540.
(9)	Represents grant to Mr. Goh of 6,312 shares of stock-based compensation under the 2013 Stock Plan. Time-based restricted stock totaling 2,154 shares vests over a three-year period as follows: 718 shares on January 5, 2023, January 5, 2024 and January 6, 2025, respectively. The remaining 4,158 shares of performance-based restricted stock vest on January 6, 2025 as follows: 2,154 shares based on the Company’s ROIC from January 1, 2022 to December 31, 2024 compared to the established ROIC target; 2,004 shares based on the Company’s TSR for that same period versus the TSR of a defined peer group of companies. The final number of performance-based shares actually vesting may vary from 0 to 8,316.
(10)	Upon his departure from the Company, Mr. Bourque forfeited shares issued this year (see pp. 49-50). Under his employment agreement with the Company, Mr. Bourque was entitled to a pro-rated annual non-equity incentive bonus.

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Outstanding Equity Awards at Fiscal Year-End

The following table shows unvested time-based restricted Common Stock and unvested performance-based restricted Common Stock held by the Company’s NEOs on December 31, 2022. There are no outstanding options. These outstanding equity awards have been granted to the Company’s NEOs under the Company’s 2013 Stock-Based Incentive Compensation Plan.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1) (Shares)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (Shares)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Timothy Donahue	47,088	3,871,104	142,535	11,717,802
Kevin Clothier	5,464	449,195	6,687	549,738
Gerard Gifford	13,201	1,085,254	40,577	3,335,835
Djalma Novaes	7,571	622,412	23,269	1,912,944
Hock Huat Goh	10,609	872,166	14,155	1,163,683
Robert Bourque	0	0	8,551	702,978
(1)	These amounts represent outstanding unvested time-based restricted stock awards. Time-based restricted stock vests annually over three years from the date of the award. Accordingly, with respect to awards made in 2020, the final one-third vested on January 9, 2023. With respect to awards made in 2021, the second one-third vested on January 9, 2023 and the final one-third will vest on January 8, 2024. With respect to awards made in 2022, the first one-third vested on January 5, 2023. The second one-third will vest on January 5, 2024 and the final one-third will vest on January 6, 2025. If a participant terminates employment due to retirement (with Committee approval), disability or death, or in the event of a “change in control” of the Company, vesting of the unvested time-based restricted stock awards accelerates to the date of termination or change in control. Included in Mr. Clothier’s totals are 2,000 time-based restricted shares that were awarded prior to his appointment as CFO and will vest in May 2023.

(2)	Computed as of December 31, 2022. The closing price of the Company’s Common Stock on December 30, 2022 was $82.21.
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(3)	These amounts represent outstanding unvested performance-based restricted stock at target levels. The range of shares to be vested is 0 to 200% of the target based on the levels of performance achieved under the 2020 award from January 1, 2020 to December 31, 2022, under the 2021 award from January 1, 2021 to December 31, 2023 and under the 2022 award from January 1, 2022 to December 31, 2024. The number reported does not include any additional shares that may be awarded after December 31, 2022 based upon the Company’s performance but does include shares that may be forfeited based on the Company’s performance. On January 9, 2023, TSR performance-based shares earned pursuant to the 2020 awards vested as follows: for Mr. Donahue – 12,524 shares with a value on December 31, 2022 of $1,029,598; for Mr. Gifford – 3,664 shares with a value on December 31, 2022 of $301,217; for Mr. Novaes – 2,108 shares with a value on December 31, 2022 of $173,299; for Mr. Goh – 1,286 shares with a value on December 31, 2022 of $105,722 and for Mr. Bourque – 1,877 shares with a value on December 31, 2022 of $154,308. On February 24, 2023, ROIC performance-based shares earned pursuant to the 2020 awards vested as follows: for Mr. Donahue – 59,166 shares with a value on December 31, 2022 of $4,864,037; for Mr. Gifford – 17,310 shares with a value on December 31, 2022 of $1,423,055; for Mr. Novaes – 9,956 shares with a value on December 31, 2022 of $818,483; for Mr. Goh – 6,074 shares with a value on December 31, 2022 of $499,344; and for Mr. Bourque – 8,866 shares with a value on December 31, 2022 of $728,874. Mr. Clothier was not issued TSR or ROIC performance-based shares in 2020 so he had no vestings. For further information relating to performance-based share vesting, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.” Rights to the performance-based shares are not forfeited upon death or disability and remain subject to attainment of the performance goal. Performance-based shares may not be forfeited upon retirement at the discretion of the Committee and, if not forfeited, remain subject to attainment of the performance goals. TSR performance-based shares vest upon a “change in control” of the Company based upon the Company’s TSR as compared to that of the peer group at the time of the “change in control.” ROIC performance-based shares vest upon a “change in control” of the Company based upon the ROIC of the Company compared to that of the ROIC target through the date of the “change in control.”

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Option Exercises and Stock Vested

The following table shows the number of shares of the Company’s Common Stock acquired and the actual value received during 2022 upon the vesting of stock awards. The Company does not issue stock options to its NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2) ($)
Timothy Donahue	173,868	19,544,294
Kevin C. Clothier	2,000	200,380
Gerard Gifford	51,652	5,806,473
Djalma Novaes	29,124	3,273,816
Hock Huat Goh	20,916	2,314,612
Robert Bourque	25,853	2,906,042

(1)	Amounts in this column are time-based and performance-based restricted stock that vested in 2022. The 2019 award of TSR performance-based restricted stock vested at 200.0% of target in 2022. The 2019 award of ROIC performance-based restricted stock award vested at 130.0% of target in 2022. For further information relating to the vesting of performance-based share awards, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.”
(2)	The amounts in this column are the aggregate dollar amount realized upon vesting, calculated by multiplying the number of shares of stock times the market value of the Company Common Stock at the date(s) of vesting.

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Pension Benefits

The following table shows the present value of estimated benefits payable upon retirement to the NEOs under the Company’s U.S. Pension Plan, Senior Executive Retirement Plan and Restoration Plan, which are the defined-benefit pension plans maintained by the Company in which the NEOs participate.

Name	Plan Name (1)(2)	Number of Years Credited Service (3)	Present Value of Accumulated Benefit (4)(5) ($)
Timothy Donahue	Pension Plan SERP	32 32	1,061,627 17,180,155
Kevin Clothier	Pension Plan Restoration Plan (6)	30 30	732,936 700,139
Gerard Gifford	Pension Plan SERP/Restoration Plan (6)	40 40	1,479,999 11,494,992
Djalma Novaes	Pension Plan SERP	12 23	443,597 5,114,318
Robert Bourque (7)	Pension Plan SERP	29 29	602,249 3,166,920
(1)	The U.S. Pension Plan in which all U.S.-based NEOs participate is designed and administered to qualify under Section 401(a) of the Code. For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”
(2)	The annual benefit for those NEOs who participate in the SERP is based upon a formula equal to (i) 2.0% of the average of the five highest consecutive years of earnings during the last 10 years of service (consisting of salary and bonus, but excluding stock compensation, and determined without regard to the limits imposed on tax-qualified plans) times years of service up to twenty years plus (ii) 1.45% of such average earnings for the next fifteen years of service plus (iii) at the discretion of the Compensation Committee, 1% of such average earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive’s Pension Plan benefits. In the case of Mr. Gifford, the SERP is also reduced by his benefits under the Company’s Restoration Plan. For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”
(3)	Years of service are rounded to the nearest full year.
(4)	The calculation of the lump-sum present value is based on assumptions that were in accordance with the guidelines of FASB ASC Topic 715 and that are discussed in Note R, “Pension and Other Postretirement Benefits” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Not all of the pension benefits payable to our NEOs will be paid in a lump sum. Interest rates strongly affect the present value of such benefits. Future changes in interest rates could cause significant changes in the lump-sum value of such benefits.
(5)	All of the benefits are vested with respect to the NEOs with the exception of Mr. Clothier’s participation in the Restoration Plan (which will vest in April 2023).
(6)	The annual supplemental retirement benefit for Mr. Gifford and Mr. Clothier under the Restoration Plan is equal to the difference between (i) the annual benefit he would have accrued under the U.S. Pension Plan if his target bonus amount were included in compensation for purposes of calculating his benefit under such Plan and if certain statutory limitations on benefit accrual did not apply and (ii) the annual benefit he actually accrued under the U.S. Pension Plan.
(7)	Mr. Bourque was vested in his benefits under the U.S. Pension Plan and the SERP at the time of his termination of employment.
(8)	Mr. Goh does not participate in any of the above-listed pension plans. However, pursuant to the terms of his employment agreement, he is entitled to a retirement benefit equal to two times his base salary. Such benefit was paid to Mr. Goh in 2022 in anticipation of his upcoming retirement.
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Employment Agreements and Potential Payments upon Termination

The Company has employment agreements with all of its NEOs. In addition to the compensation and benefits described above, these contracts provide for certain post-employment severance payments in the event of employment termination under certain circumstances. The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Under his employment agreement, Mr. Donahue has agreed that, during his employment and for two years thereafter, he will not compete with the Company or solicit Company employees to terminate employment with the Company. All other NEOs are subject to a similar non-competition provision for a one-year post-employment period prior to a change in control and for two years following a change in control.

Under the agreement for each of the NEOs, if the executive’s employment is terminated because of a voluntary termination or retirement, the Company will pay the executive his base salary through the date of termination or retirement, a pro-rated bonus payment (which is payable at the Company’s discretion for Mr. Clothier in the case of a voluntary termination) and any vested retirement, incentive or other benefits. The pro-rated bonus payment is based on the actual bonus for all NEOs except for Mr. Gifford, whose pro-rated payment is based on his target bonus in the event of his voluntary termination or retirement. In the event of death, the compensation is identical to the above except that the pro-rated bonus payment is based on the actual bonus for Messrs. Donahue, Clothier and Goh, but on the target bonus for Messrs. Gifford and Novaes. All payments will be made to the executive’s estate in the event of death. In the case of a termination of employment due to a disability, each of the NEOs other than Mr. Donahue will be entitled to his base salary through the date of disability, a pro-rated bonus payment and any vested retirement, incentive or other benefits, plus an annual disability benefit equal to 75% of his base salary. The pro-rated bonus payment is based on the target bonus for Messrs. Gifford and Novaes and the actual bonus for Messrs. Clothier and Goh. In the case of Mr. Donahue’s disability, he will be entitled to his base salary through the date of disability, an annual disability benefit equal to 100% of his base salary plus a bonus equal to the average annual bonus paid or payable to him for the three most recently completed years, and any vested retirement, incentive or other benefits. If the employment of any of the NEOs is terminated for “Cause,” the Company will pay to the executive only the base salary owed through his date of termination and his vested retirement, incentive or other benefits.

Under the agreement for Mr. Donahue, if the employment of the executive is terminated by the Company without Cause or by the executive for “Good Reason” other than within the 12-month period following a “Change in Control,” in addition to the executive’s base salary through the date of termination, the Company will pay to the executive (i) a pro-rated actual bonus payment and (ii) a lump-sum payment equal to three times the sum of the executive’s base salary and his target bonus for the year of termination. Under the agreement for each of the other NEOs, upon the termination of the executive’s employment by the Company without Cause other than within the 12-month period following a Change in Control, the Company will pay to the executive (i) his base salary through the date of termination, (ii) a pro-rated actual (but, for Mr. Gifford, a pro-rated target) bonus payment and (iii) a lump-sum payment equal to the executive’s annual base salary.  In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits.

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Under the agreement for each of the NEOs, if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, during the 12-month period following a Change in Control, the Company will pay him (i) his base salary through the date of termination plus, (ii) a lump-sum payment equal to three times the sum of the executive’s base salary and his average bonus over the three completed years prior to the year of termination. On a Change in Control, all stock options and time-based restricted stock granted to the executive by the Company will become fully vested and, in the case of stock options, immediately exercisable. In addition, on a Change in Control, performance-based restricted stock will vest based upon the Company’s performance as compared to the applicable performance goals between the start of the measurement period and the date of the Change in Control. In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits. To the extent that the executive would be subject to the excise tax under Code Section 4999 on the amounts and benefits received on a Change in Control for purposes of Code Section 280G, either (i) such amounts and benefits will be reduced or delayed by the minimum amount necessary such that no portion of the amount or benefits is subject to the excise tax or (ii) the full amount and benefits shall be paid, whichever, after taking into account all applicable taxes, including the excise tax, results in the executive’s receipt, or an after-tax basis, of the greater amount and benefits.

On August 29, 2022, Mr. Bourque’s employment was terminated by the Company. In connection with such termination, Mr. Bourque received the following payments and benefits pursuant to a separation letter agreement he entered into with the Company: a lump-sum payment of $600,000; a pro-rated annual non-equity incentive bonus of $93,120 paid as a lump sum in the normal course; continued coverage in the Company’s health plans for 12 months in the amount of $30,360; forgiveness of repayment of relocation expenses of $85,117; and an outplacement services allowance of $25,000 paid as a lump sum. All equity awards granted to Mr. Bourque that were unvested as of the termination date were forfeited, except Mr. Bourque’s 2020 performance-based shares remained outstanding and eligible to vest on the regularly scheduled vesting date as if no termination had occurred. On the regularly scheduled vesting dates in 2023, based on the comparison of actual results versus the applicable performance goals, 10,743 shares became vested, with a total value of $883,182 based on the closing price of the Company’s Common Stock on December 30, 2022 (see footnote 3 on page 59) on the vesting date. On the date of his termination of employment, Mr. Bourque was vested in his pension benefits under the U.S. Pension Plan and the SERP, and he will be eligible for benefits under the terms of the applicable plans. Mr. Bourque is subject to a non-competition provision for a one-year post-employment period.

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The following table provides estimates of the potential severance and other post-termination benefits each NEO would receive assuming his employment was terminated as of December 31, 2022.1

Name	Benefit	Termination upon Retirement, Disability or Death (1) ($)	Resignation for Good Reason prior to a Change in Control ($)	Termination without Cause prior to a Change in Control ($)	Termination without Cause or Resignation for Good Reason after a Change in Control (2) ($)
Timothy Donahue	Salary:		3,945,000	3,945,000	3,945,000
	Bonus:	599,969	5,531,219	5,531,219	7,615,710
	Accelerated Restricted Stock Vesting: (3)	3,871,104			15,588,907
	Total:	4,471,073	9,476,219	9,476,219	27,149,617
Kevin Clothier	Salary:			535,000	1,605,000
	Bonus:	156,220		156,220	679,591
	Accelerated Restricted Stock Vesting: (3)	449,195			998,934
	Total:	605,415		691,220	3,283,525
Gerard Gifford	Salary:			805,000	2,415,000
	Bonus:	764,750		764,750	3,736,374
	Accelerated Restricted Stock Vesting: (3)	1,085,254			4,421,089
	Total:	1,850,004		1,569,750	10,572,463
Djalma Novaes	Salary:			650,000	1,950,000
	Bonus:	557,960		557,960	2,795,692
	Accelerated Restricted Stock Vesting: (3)	622,412			2,535,356
	Total:	1,180,372		1,207,960	7,281,048
Hock Huat Goh	Salary:			517,500	1,552,500
	Bonus:	30,222		30,222	2,124,250
	Accelerated Restricted Stock Vesting: (3)	872,166			2,035,848
	Total:	902,388		547,722	5,712,598
(1)	The bonus amounts in this column assume a retirement scenario. In death or disability scenarios, the amounts for some of the NEOs would be different because, in these cases, bonus calculations are based on target, and not actual, bonus amounts.
(2)	In addition, as indicated in the Pension Benefits table, Messrs. Donahue, Gifford and Novaes are participants in the Company’s SERP. Currently, the SERP benefits are vested for each participant. In addition, as soon as administratively practicable but in no event more than 10 business days after a Change in Control, all benefits under the SERP will be paid to each NEO in a cash lump sum.
(3)	In the case of retirement with Committee approval, disability or death, the vesting of time-based restricted stock awards accelerates and the performance-based shares remain outstanding, subject to performance conditions until the performance period ends. Accordingly, no performance share compensation has been provided for terminations upon retirement, disability or death because payout cannot be assured. On a Change in Control, all time-based restricted stock will become vested, and performance-based restricted stock will vest based upon the Company’s achievement of the performance goals between the beginning of the relevant measurement period(s) and the date of the Change in Control. For termination after a Change in Control, the table assumes that the target level of performance share compensation will be achieved. For further details, refer to the Outstanding Equity Awards at Fiscal Year-End table above and Note W, “Stock-Based Compensation” to the Company’s financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

1 Mr. Bourque was not employed by the Company on December 31, 2022, and he is not included in this table. Information with respect to the payments and benefits Mr. Bourque received in connection with his termination of employment on August 29, 2022 is provided on page 63 above.

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Pay Ratio Disclosure

Federal law requires that the Company disclose the ratio of its CEO’s total compensation to the total compensation of its median employee (excluding the CEO). Generally, the median employee is required to be identified only once every three years. The Company identified its median employee using salary/wages and bonus information from the Company’s payroll records as of December 31, 2021. The Company does not believe that in 2022 there were changes to the employee population or compensation arrangements that would result in a significant change to its pay ratio disclosure, and the Company has determined to use the same median employee for 2022. To determine the ratio we utilized our global workforce consisting of all U.S., non-U.S., full-time, part-time and temporary employees of the Company and its consolidated subsidiaries, except that, pursuant to the de minimis exemption as permitted by SEC rules, we excluded all non-U.S. employees located in certain jurisdictions representing, in the aggregate, less than 5% of our total employees.  The jurisdictions and numbers of non-U.S. employees excluded as of the date of determination were: Cambodia (780 employees), Indonesia (116 employees), Kenya (33 employees), Jamaica (37 employees), Bulgaria (57 employees), Trinidad (18 employees), Barbados (37 employees) and Tunisia (121 employees).  The total number of employees in our global workforce (excluding the CEO) as of the date of determination, irrespective of any exemption, was 24,043 employees, 6,233 of whom were U.S. employees and 17,810 of whom were non-U.S. employees.  After application of the de minimis exemption, the total number of U.S. employees used was 6,233, and the total number of non-U.S. employees used was 16,611. No assumptions, cost-of-living adjustments or other estimates with respect to compensation were made, except that the compensation was annualized for all full-time employees who began employment during 2022. The Company’s median employee was based outside of the U.S. The median employee’s total compensation was calculated using the same methodology used to calculate the Total Compensation of the CEO as set forth in the Summary Compensation Table included in the Executive Compensation section of this Proxy Statement. In 2022, the median employee’s total compensation was $33,598, and the total compensation of the CEO was $9,300,136. Accordingly, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees of the Company, except the CEO, is 276.8.

Pay Versus Performance Disclosure

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO¹ ($)	Compensation Actually Paid to PEO¹˒²˒³ ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income ($ Millions)	ROIC⁵
					TSR ($)	Peer Group TSR ($)
2022	9,300,136	(6,982,448)	2,229,044	(650,485)	115.28	104.04	727	12.4%
2021	11,815,065	13,384,538	3,441,916	3,878,831	153.68	128.81	(560)	12.5%
2020	17,521,039	28,558,037	5,185,685	7,151,936	138.13	118.34	579	10.8%

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(1) Timothy Donahue was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022
Thomas Kelly	Thomas Kelly	Kevin Clothier
Gerard Gifford	Gerard Gifford	Gerard Gifford
Djalma Novaes	Djalma Novaes	Djalma Novaes
Didier Sourisseau	Robert Bourque	Robert Bourque
Hock Huat Goh

(2)	The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Change in Pension Value for PEO ($)	Exclusion of Stock Awards for PEO ($)	Inclusion of Pension Service Cost for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2022	9,300,136	0	(7,364,000)	691,464	(9,610,048)	(6,982,448)
2021	11,815,065	(1,106,979)	(6,368,770)	716,307	8,328,915	13,384,538
2020	17,521,039	(5,714,297)	(6,239,951)	611,009	22,380,237	28,558,037

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	2,229,044	0	(986,390)	159,674	(2,052,813)	(650,485)
2021	3,441,916	(248,755)	(1,287,047)	294,478	1,678,239	3,878,831
2020	5,185,685	(1,608,949)	(1,303,529)	199,138	4,679,591	7,151,936

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The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2022	3,979,926	(13,395,521)	0	(194,453)	0	0	(9,610,048)
2021	9,948,725	(1,591,678)	0	(28,132)	0	0	8,328,915
2020	14,578,713	7,972,735	0	(171,211)	0	0	22,380,237

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	533,100	(2,053,999)	0	(258,899)	(273,015)	0	(2,052,813)
2021	2,010,515	(327,022)	0	(5,254)	0	0	1,678,239
2020	3,045,471	1,678,931	0	(44,811)	0	0	4,679,591
(4)	The Peer Group TSR set forth in this table utilizes the Dow Jones U.S. Containers & Packaging (DJUSCP) (“Dow Jones Containers & Packaging”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Dow Jones Containers & Packaging, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)	We determined ROIC to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

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Description of Relationship Between PEO and Other NEO Compensation

Actually Paid and Company Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

*Note the TSR above is indexed to an initial $100 investment on December 31, 2019.

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Description of Relationship Between PEO and Other NEO

Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our net income during the three most recently completed fiscal years.

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Description of Relationship Between PEO and Other NEO

Compensation Actually Paid and ROIC

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our ROIC. See the Compensation Discussion and Analysis – Calculation of ROIC (page 48) for more information on the ROIC calculation.

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Description of Relationship Between Company TSR and Peer Group TSR

The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the Dow Jones U.S. Containers & Packaging (DJUSCP) over the same period.

Tabular List of Most Important Financial Performance Measures

The following presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2022 to Company performance. The measures in this list are not ranked.

Modified Operating Cash Flow
Economic Profit
Total Shareholder Return vs Peers
Return on Invested Capital

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PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, were the independent auditors for the most recently completed fiscal year. The Audit Committee has appointed PricewaterhouseCoopers as independent auditors to audit and report on the Company’s financial statements for 2023. A representative or representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting. Such representatives are also expected to be available to respond to questions raised orally at the Annual Meeting or submitted in writing to the Office of the Corporate Secretary of the Company before the Annual Meeting.

The Audit Committee reviewed the fees of PricewaterhouseCoopers for the fiscal years ended December 31, 2022 and December 31, 2021. The Company paid fees in the following categories:

(1) Audit Fees were for professional services rendered for the audits of effectiveness of the internal control over financial reporting and consolidated financial statements of the Company, including the U.S. integrated financial statement and internal controls audit, statutory audits, issuance of comfort letters, consents and assistance with and review of documents filed with the SEC.

(2) Audit-Related Fees were for fees for due diligence in connection with mergers and acquisitions and other assurance-related services performed in connection with statutory requirements in various countries. In 2022, Audit-Related Fees consisted largely of accounting services performed in connection with the Company’s ongoing strategic review, specifically carve-out audits of certain of the Company’s business units.

(3) Tax-Related Fees were for services rendered for (a) tax compliance, including the preparation of tax returns and claims for refunds, and (b) tax planning and advice.

(4) All Other Fees were for services rendered for assistance provided primarily to non-U.S. subsidiaries.

The amount of fees for each category in 2022 and 2021 are set forth below.

	2022	2021
Audit Fees	$7,923,208	$8,256,000
Audit-Related Fees	687,703	2,685,000
Tax-Related Fees[1]	1,458,229	1,677,000
All Other Fees	12,305	81,000

All of the services described above were approved by the Audit Committee. The Audit Committee also evaluated whether the non-audit fees paid to PricewaterhouseCoopers are compatible with maintaining their independence as auditors. The Audit Committee reviews each year the level of Audit and Audit-Related Fees in relation to all other fees paid to the independent auditors. In carrying out this responsibility, the Audit Committee may obtain input from Company management on the general level of fees. The Audit Committee pre-approves all audit and permitted non-audit services, and related fees, to be performed by the Company’s independent auditors. In addition to the Audit Committee’s annual pre-approval, under the Audit Committee Charter the Chair of the Audit Committee has the authority to review and approve other services that may arise during the year with proposed fees up to $250,000 per transaction and reports back any such approvals to the full Audit Committee. During 2022, no such approvals were required.

1 Includes tax compliance fees and tax advisory service fees.

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AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors by its oversight of the financial accounting practices and the internal controls of the Company and represents the Board in connection with the services rendered by the Company’s independent auditors, who report directly to the Audit Committee.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with the Company’s management and its independent auditors the audited financial statements for the fiscal year ended December 31, 2022 and the Company’s system of internal controls and its effectiveness. Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to whether the financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles in the United States. PricewaterhouseCoopers have informed the Audit Committee that they have given such an opinion with respect to the audited financial statements for the fiscal year ended December 31, 2022.

The Audit Committee discussed with the independent auditors the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent auditors as required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

This report is respectfully submitted on February 22, 2023 by the members of the Audit Committee.

B. Craig Owens, Chair

Richard Fearon

Andrea Funk

Josef Müller

Angela Snyder

Caesar Sweitzer

Dwayne Wilson

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PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors to audit and report on the Company’s financial statements for 2023.

Although the submission to Shareholders of the appointment of PricewaterhouseCoopers is not required by law or the Company’s By-Laws, the Audit Committee believes it is appropriate to submit this matter to Shareholders to allow a forum for Shareholders to express their views with regard to the Audit Committee’s selection. In the event Shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers.

The Board of Directors Recommends a Vote FOR the Ratification of the

Appointment of PricewaterhouseCoopers LLP as Independent Auditors.

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PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the Annual Meeting, the Company will conduct a Shareholder vote on an advisory resolution to approve executive compensation, commonly referred to as a “Say-on-Pay” vote. The Company currently conducts Say-on-Pay votes on an annual basis, and it expects to conduct the next Say-on-Pay vote at the Company’s 2024 Annual Meeting of Shareholders.

The Board of Directors encourages Shareholders, in deciding whether to vote in favor of the advisory resolution below, to review the compensation-related elements of this Proxy Statement, including those in the Proxy Statement Summary, the CD&A and the tables and related narrative in the Executive Compensation section, for details regarding the Company’s executive compensation program and 2022 compensation of Named Executive Officers.

The Board of Directors believes that the executive compensation program aligns the compensation of the Company’s executive management with the long-term interests of Shareholders. To align these interests, the Company compensates executive management with time-based and performance-based restricted stock and also ties a significant portion of executive cash compensation to performance-based metrics that drive shareholder value.

RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion & Analysis, the compensation tables and the related disclosure contained in the Company’s Proxy Statement for its 2023 Annual Meeting.

Although the vote is non-binding, the Board of Directors and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation.

The Board of Directors Recommends a Vote FOR the

Approval of this Advisory Resolution on Executive Compensation.

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PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF FUTURE SAY-ON-PAY VOTES

As described in Proposal 3 above, in accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, our Shareholders have the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers. This Proposal 4 affords Shareholders the opportunity to cast an advisory vote on how often we should include a Say-on-Pay vote in our proxy materials for future annual shareholder meetings or any special shareholder meeting for which we must include executive compensation information in the proxy statement for that meeting (a “Say-on-Pay frequency proposal”). Under this Proposal 4, Shareholders may vote to have the Say-on-Pay vote every year, every two years, or every three years.

Our Shareholders voted on a similar proposal in 2017 with the majority voting to hold the Say-on-Pay vote every year. We continue to believe that Say-on-Pay votes should be conducted every year so that our Shareholders may annually express their views on our executive compensation program.

As an advisory vote, this proposal is not binding on the Company, the Board or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by Shareholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a Say-on-Pay vote.

It is expected that the next vote on a Say-on-Pay frequency proposal will occur at the 2029 Annual Meeting of Shareholders.

Shareholders may cast their advisory vote to conduct Say-on-Pay votes “Every Year,” “Every Two Years” or “Every Three Years” or “Abstain.”

The Board of Directors Recommends that the Shareholders

Vote for the Option of “EVERY YEAR” for

Frequency of Future Say-On-Pay Votes.

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PROPOSAL 5: CONSIDERATION OF SHAREHOLDER PROPOSAL SEEKING SHAREHOLDER RATIFICATION OF TERMINATION PAY

The Company has been advised that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who has indicated that he holds at least 100 shares of stock in the Company, intends to present the following proposal at the Annual Meeting. The Company is not responsible for the contents of this proposal. If the following proposal is properly presented at the Annual Meeting, the Board of Directors recommends a vote AGAINST the proposal.

__________________________________________________________________________________________

Proposal 5 – Shareholder Ratification of Termination Pay

Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities; perquisites or benefits not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

Generous performance-based pay can be okay but shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target bonus better aligns management pay with shareholder interests.

For instance at one company, that does not have this policy, if the CEO is terminated he could receive $44 million in termination pay – over 10 times his base salary plus short-term bonus. The same person could receive a whopping $124 million in accelerated equity payouts even if he remained employed in the event of a change in control.

It is in the best interest of Crown shareholders and the morale of Crown employees to be protected from such lavish management termination packages for one person.

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It is important to have this policy in place so that Crown management stays focused on improving company performance as opposed to seeking an ill-advised merger mostly to trigger a management golden parachute windfall. From March 2022 to October 2022 Crown stock fell from $125 to $68.

Shareholder Ratification of Excessive Termination Pay, the topic of this proposal, received between 51% and 65% support at:

AbbVie (ABBV)

FedEx (FDX)

Spirit AeroSystems (SPR)

Alaska Air (ALK)

Fiserv (FISV)

Please vote yes:

Shareholder Ratification of Termination Pay – Proposal 5

THE COMPANY’S RESPONSE TO PROPOSAL 5:

The Board has carefully considered this Shareholder proposal and believes that it is unnecessary and potentially detrimental to the Company and its Shareholders. Accordingly, the Board recommends a vote “AGAINST” Proposal 5 for the following reasons:

-	it would create a competitive disadvantage in recruitment and retention of executives
-	we already invite meaningful input from Shareholders on executive pay
-	it would conflict with our Shareholder-approved compensation strategy
-	it would unduly restrict the work of the Compensation Committee

See below for more details.

The proposal is not in the best interests of Shareholders because it could place us at a competitive disadvantage by limiting our ability to retain and attract highly qualified executives.

The container and packaging industry and the market for our products is highly competitive. To support our objective of attracting, retaining, and motivating a team of highly qualified executives, our Board of Directors and Compensation Committee believe it is necessary to provide key executives with market-competitive severance benefits upon a qualifying termination of employment, including in connection with a change in control. Our compensation consultants advise that most executive-level candidates expect market level severance benefits as part of a comprehensive compensation package. If we do not provide these benefits, our programs will be less attractive to candidates, jeopardizing our ability to attract and retain highly qualified executives to join the Company.

Moreover, if our offers to top candidates contain severance benefits that are contingent upon Shareholder ratification (which potentially could occur months after an offer is extended), these benefits likely will be viewed as too uncertain, putting us at a severe competitive disadvantage in our efforts to recruit and retain highly qualified executives.

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In addition, calling a special meeting of Shareholders to obtain prior approval of a severance arrangement that would provide benefits in excess of the specified cap would be expensive, time-consuming and impractical and would severely disadvantage the Company’s ability to recruit and retain highly qualified executives. Top executives, when informed that the terms of their compensation arrangements require a binding Shareholder approval, would likely be unwilling to sit on the sidelines pending such approval and may instead seek employment elsewhere, including at one of the Company’s competitors who do not face similar restrictions on their ability to offer severance protection. Even if the severance arrangement could instead be ratified by Shareholders after the fact, the potential for Shareholders to reject the severance arrangement—potentially many months after entering an agreement with the executive—would likely cause candidates to view the promised severance benefits as too uncertain to merit serious consideration. Delay and uncertainty would be injected into the hiring and compensation review process, disadvantaging the Company in its efforts to recruit and retain the best available executive talent.

The proposal is unnecessary because we provide Shareholders with significant opportunities to provide input on executive pay through the annual say-on-pay vote and our robust, year-round Shareholder outreach program.

Every year, we hold a say-on-pay advisory vote giving our Shareholders the ability to vote on our executive compensation program. Supplementing this vote, we have a robust year-round Shareholder outreach program in which we actively engage with our Shareholders to get their feedback on, among other things, our compensation practices. To date, the feedback we have heard from our Shareholders on our executive compensation program has been overwhelmingly positive.

We believe that our ongoing Shareholder engagement, along with the annual re-election by Shareholders of the Directors serving on our Compensation Committee, are the most effective method of providing Shareholders with a voice on our executive compensation program. Requiring additional, binding Shareholder approval of specific elements of our compensation program is unlikely to provide Shareholders with more effective input and, as discussed above, carries the risk of jeopardizing our ability to attract and retain highly qualified candidates.

In addition, the rules of the Securities and Exchange Commission require a separate approval, on an advisory basis, by Shareholders of “golden parachute” compensation agreements or understandings payable to named executive officers in connection with change-in-control transactions. If we were to undergo a change in control, Shareholders would have the opportunity to vote on any such severance arrangements with our executives.

Our existing long-term incentive plans, under which our executives receive their equity-based compensation, have enjoyed overwhelming Shareholder support for many years and are designed to align executive compensation with maximizing Shareholder value through long-term growth and performance. The proposal is at odds with these goals.

The Company’s long-term incentive plans are designed to assist the Company and its subsidiaries and affiliates in attracting and retaining management employees. The plans do so by offering —through grants of long-term equity incentive awards—a stake in the Company’s success that aligns Company executives with the interests of our Shareholders and by encouraging ownership of the Company’s Common Stock by such employees. Our Board of Directors and Compensation Committee believe these plans provide the Company with the flexibility necessary to attract and retain executive talent critical to drive the Company’s long-term strategies and growth. The Company’s Shareholders understood this last year when they overwhelmingly approved the

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adoption of the Company’s 2022 Stock-Based Incentive Compensation Plan. At the 2022 Annual Meeting, over 95% of the votes cast were voted in favor of approving such plan. In each of the last five years, support for the Company’s compensation strategies through the annual Say-on-Pay vote has been 93% or more.

Because the proposal, if implemented, could require Shareholder approval in order for certain management employees to realize the full value of their equity awards upon a qualifying termination, including with respect to a change-in-control transaction or in the event of the employee’s death or disability, the practical effect of Proposal 5 would be to discourage the Company from structuring executive compensation to include long-term equity incentive awards. Accordingly, Proposal 5 directly conflicts with a core objective of the Company’s long-term incentive plans—to align shareholder and executive officer interests.

We believe long-term performance is a critical measure of success at the Company. Equity incentives in the form of performance-based and time-based share awards support the achievement of our business strategies and goals, align financial rewards with the economic interests of our Shareholders, provide a performance-driven avenue for significant stock ownership by our executive officers, and promote retention of the leadership talent that is critical to our success. These long-term equity incentive awards are a fundamental element of our compensation programs and are granted to and accepted by employees with the expectation that they will be given a fair opportunity to realize the full value of these awards if the Company performs well against its strategic goals.

The proposal would unduly restrict the Compensation Committee’s ability to structure compensation programs.

We believe that the Compensation Committee, which consists solely of independent Directors subject to annual re-election by the Company’s Shareholders and which oversees all matters regarding executive compensation, is best positioned to oversee the design and structure of our executive compensation program to address our needs as a global company. Our employees are located in numerous jurisdictions and their compensation arrangements are subject to, and greatly influenced by, numerous laws, rules, and regulations of the various countries in which our operations are based. The Board of Directors believes that Shareholder interests are best protected by providing the Compensation Committee with the flexibility and discretion to approve effective compensation programs after considering factors such as regulatory complexity across jurisdictions, market competitiveness and the competition for talent, and the Company’s strategic, operational, and financial goals. Imposing the proposed 2.99 limit or otherwise requiring binding Shareholder approval over compensation decisions would unduly limit the Compensation Committee’s ability to exercise its judgment.

For the reasons set forth above, our Board of Directors and Compensation Committee do not believe that requiring a separate binding Shareholder vote on severance pay is appropriate. Accordingly, the Board of Directors recommends that you vote “AGAINST” this proposal, and if the proposal is presented your proxy will be voted against this proposal unless you specify otherwise.

The Board of Directors Recommends a Vote AGAINST the Shareholder Proposal.

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Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain officers to file reports of holdings and transactions in Company stock with the SEC.

Based on our records and other information, we believe that in fiscal 2022 all of the Company’s Directors and Executive Officers met all applicable Section 16(a) filing requirements with one exception. On July 13, 2022, the Company’s Vice President and Corporate Controller filed a Form 4 to report a restricted stock award of 3,000 shares that was originally granted on June 20, 2022. The reporting of this award was delayed due to an administrative error.

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Shareholder action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable or decline to serve, it is intended that the persons named in the Proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

ADAM J. DICKSTEIN
Corporate Secretary

Tampa, Florida 33637
March 20, 2023

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Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: □
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors Recommends a Vote FOR the Election of all Nominees.

1.	Election of	01	Timothy J. Donahue	08	B. Craig Owens	□	Vote FOR	□	WITHHOLD Vote
	directors:	02	Richard H. Fearon	09	Angela M. Snyder		all nominees		from all nominees
		03	Andrea J. Funk	10	Caesar F. Sweizer		(except as marked)
		04	Stephen J. Hagge	11	Andrew J. Teno
		05	Jesse A. Lynn	12	Marsha C. Williams
		06	James H. Miller	13	Dwayne A. Wilson
		07	Josef M. Müller

(Instructions: To withhold authority to vote for any indicated nominee(s), write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors Recommends a Vote FOR Items 2 and 3, “Every Year” for Item 4 and AGAINST Item 5.
2.	Ratification of the appointment of independent auditors for the fiscal year ending December 31, 2023.			□	For	□	Against	□	Abstain
3.	Approval by advisory vote of the resolution on executive compensation as described in the Proxy Statement.			□	For	□	Against	□	Abstain
4.	Approval by advisory vote on the frequency of future Say-on-Pay votes.	□	Every Year	□	Every Two Years	□	Every Three Years	□	Abstain
5.	Consideration of a Shareholder’s proposal seeking Shareholder ratification of termination pay.			□	For	□	Against	□	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 3, “EVERY YEAR” FOR ITEM 4 AND AGAINST ITEM 5.

Date
Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CROWN HOLDINGS, INC.

The 2023 Annual Meeting of Shareholders will be held

on April 27, 2023 at 9:30 a.m. at:

The Westin Tampa Waterside

725 South Harbour Island Boulevard

Tampa, Florida

Copies of the following materials are available at

www.crowncork.com/investors/governance/proxy-online

• the Proxy Statement relating to the Annual Meeting of Shareholders
• this Proxy Card
• the Annual Report to Shareholders

Crown Holdings, Inc. Hidden River Corporate Center Two 14025 Riveredge Drive, Suite 300 Tampa, Florida 33637	PROXY

Proxy for Annual Meeting of Shareholders to be held on April 27, 2023

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Timothy J. Donahue, Kevin C. Clothier and Adam J. Dickstein as Proxy Holders, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Holdings, Inc. held of record by the undersigned on March 7, 2023 at the Annual Meeting of Shareholders to be held at The Westin Tampa Waterside, 725 South Harbour Island Boulevard, Tampa, Florida on April 27, 2023 at 9:30 a.m., or any adjournments thereof, for the items shown on the reverse side and, in the discretion of the Proxy Holders, on any other matter that may properly come before the meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Holders cannot vote your shares unless you sign and return this card or you elect to vote your shares electronically by telephone or via the Internet.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named Proxy Holders to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/cck	1-866-883-3382

Use the internet to vote your proxy	Use a touch-tone telephone to	Mark, sign and date this proxy
until 11:59 p.m. (ET) on	vote your proxy until 11:59 p.m.	card and return it in the
April 26, 2023	(ET) on April 26, 2023	postage-paid envelope provided.

Voting your Proxy by Internet or Telephone
• Please have your Proxy Card and control number available.
• You do NOT need to mail back your Proxy Card.